EXHIBIT 2.1

DATED 15TH FEBRUARY 2008

(1)	THE PERSONS LISTED IN PART 1 OF SCHEDULE 1

(2)	TENNANT SCOTLAND LIMITED

SHARE PURCHASE AGREEMENT

FOR THE SALE AND PURCHASE OF ALL THE SHARES IN APPLIED SWEEPERS HOLDINGS LIMITED

CONFORMED COPY

REFERENCE DJH/SJA

Reed Smith Richards Butler LLP Minerva House 5 Montague Close London SE1 9BB Phone: +44 (0) 20 7403 2900 Fax: +44 (0) 20 7403 4221 DX1066 City / DX18 London

reedsmith.com

CONTENTS PAGE 1

CONTENTS PAGE 2

AGREEMENT dated 15th February 2008

BETWEEN:

(1)	The Persons whose names and addresses are set out in column 1 of Part 1 of Schedule 1 (‘the Sellers’ and each a ‘Seller’); and

(2)	Tennant Scotland Limited, a company registered in Scotland (Co. No. SC336557) whose registered address is at 152 Bath Street, Glasgow G2 4TB (‘the Buyer’)

1	INTERPRETATION

	1.1	Words and expressions used in this Agreement shall be interpreted in accordance with Schedule 10.

	1.2	The headings in this Agreement are for convenience only and shall not affect its interpretation.

	1.3	Each of the Schedules shall have effect as if set out in this Agreement.

2	SALE AND PURCHASE OF THE SHARES

2.1

Each of the Sellers shall sell the number of Shares set opposite their names in column 2 of Part 1 of Schedule 1 with full title guarantee and the Buyer shall buy the Shares on the terms and subject to the conditions of this Agreement.

	2.2	The Shares shall be sold free from all Encumbrances and with all rights attaching or accruing to them at Completion.

2.3

Each of the Sellers hereby irrevocably waives any rights of pre-emption or other restriction on transfer in respect of the Shares or any of them conferred on him under the articles of association of the Company or otherwise and shall procure the irrevocable waiver of any such right or restriction conferred on any other person who is not a party to this Agreement.

2.4

None of the Sellers shall be obliged to complete the sale and purchase of any of the Shares unless the sale and purchase of all of the Shares is completed simultaneously in accordance with this Agreement.

3	CONSIDERATION

	3.1	Subject to adjustment in accordance with the provisions of clause 5, the Consideration shall be the sum of £34,000,000 plus Cash at Bank to be paid as follows:

	(a)	£32,000,000 plus the amount of Cash at Bank shall be paid to and among the Sellers in cash at Completion in the relevant Due Consideration Amounts and proportions;

	(b)	£1,000,000 shall be paid into the Working Capital Retention Account;

	(c)	£1,000,000 shall be paid into the Claims Retention Account.

3.2

Immediately prior to Completion the Representative, on behalf of the Sellers, shall procure a reconciliation of all Group bank accounts and shall, in good faith, present a statement of Cash at Bank to the Buyer which statement shall be vouched with confirmatory bank statements and shall definitively, in the absence of manifest error notified immediately by the Buyer set the amount of Cash at Bank comprised within the Consideration and to be paid as provided in clause 3.1(a) above, it being acknowledged that the provisions of clause 5 below are intended, inter alia, to provide a corrective mechanism for any mis-calculation of Cash at Bank.

3.3	The Consideration shall be paid in accordance with clause 4.9.

3.4

Any payment made by the Sellers or the Warrantors under the Warranties, the Tax Deed, clause 5, clause 9 or by or on behalf of the Indemnifier under the Environmental Deed of Indemnity shall be treated as a reduction of the Consideration.

4	CONDITION PRECEDENT, INTERIM OPERATION AND COMPLETION

4.1

The sale and purchase of the Shares is conditional in all respects on the Buyer notifying the Representative in writing that it is satisfied with the content, recommendation and conclusions of the Phase 2 Report and the following provisions of this clause 4.1 shall apply in respect of such condition precedent:-

(a)

The Buyer confirms to the Warrantors that it has instructed ERM plc to use all reasonable endeavours to have the Phase 2 Report completed by 20 February 2008 and shall procure that it will be addressed to Tennant, the Company or the Buyer but on the basis that reliance letters will be provided by ERM plc to the Company, the Buyer, Castlelaurie Properties Limited and the Warrantors (each of whom shall be entitled to receive a full copy of the final signed report).

		(b)	The Warrantors shall use every reasonable endeavour to procure that such of the Wren & Bell Data as has not already been delivered shall have been delivered to ERM plc by 5pm on 15 February 2008.

(c)

The Buyer shall intimate in writing to the Representative by 5.00 pm on the date occurring three Business Days following receipt by the Buyer of the Phase 2 Report whether or not the Buyer is satisfied with the Phase 2 Report and failing such intimation by such date, the Buyer shall be deemed to be so satisfied.

(d)

The Buyer shall be entitled to treat the Phase 2 Report as unsatisfactory only if the Phase 2 Report indicates that substantial business interruption is likely to be suffered by the Company in consequence of the matters revealed in the Phase 2 Report (“substantial business interruption” meaning that there is a more than 50% probability that within a period of 3 years following Completion disruptive remediation works will be required on the Property causing a loss of manufacturing capacity for the Company of greater than 20% of normal capacity over a period in excess of 45 Business Days) and the Buyer shall otherwise be deemed satisfied.

(e)

In the event of the Buyer intimating that it is not satisfied with the Phase 2 Report and the Warrantors disagreeing with the Buyer’s entitlement to so intimate, the matter shall be determined by an independent expert environmental consultant agreed upon by the parties or, failing agreement within two Business Days of one party giving its nomination to the other, appointed on the application of either party by the Chairman or other Senior Officer for the time being of the United Kingdom Environmental Law Association.

(f)

The parties shall endeavour to ensure that the independent expert considers the matter with all due despatch and diligence and determines whether the Buyer is or is not entitled to treat the Phase 2 Report as satisfactory.

(g)

The independent expert shall act as an expert and not as an arbitrator and his or her decision shall be final and binding on the parties (save in the case of manifest error) and his or her costs shall be borne between the parties as he or she may direct.

(h)

If the condition precedent herein specified is not satisfied, deemed satisfied or waived in writing by the Buyer on or before the later of (1) 29th February 2008 and (2) the date which an expert appointed hereunder shall deem appropriate not being later than 31st March 2008, then all the provisions of this Agreement shall lapse and cease to have effect and the Buyer shall have no obligation to complete the purchase of the Shares and no party shall have any claim against the other but without prejudice to any accrued rights or liabilities of any party in respect of damages for non-performance of any obligation under this Agreement falling due for performance prior to such lapse and cessation.

4.2

Subject to satisfaction, deemed satisfaction or waiver in writing by the Buyer of the condition precedent as provided in clause 4.1 the sale and purchase of the Shares shall be completed at the offices of the Sellers’ Solicitors with effect from close of business on 29th February 2008 provided that in the event that an independent expert is appointed pursuant to clause 4.1(e), it shall be such date as the parties agree and in any event not later than 31st March 2008 provided that the condition described at clause 4.1 is satisfied (by reference to the independent expert’s decision) or is otherwise waived in writing by the Buyer and pending Completion the following provisions of this clause 4.2 shall apply:-

(a)

The Warrantors undertake that they shall promptly provide such information regarding the Business and the affairs of each member of the Group as the Buyer may reasonably require and the Warrantors undertake that they shall not sell, transfer or otherwise dispose of or grant any Encumbrance over or in respect of any of the Shares, and they shall not (and shall procure that no member of the Group or any of their advisers or agents) shall, enter into, continue or solicit discussions or negotiations with, or provide any information to or otherwise assist, any third party who may be interested in acquiring the Shares (or any of them) or the whole or any part of the Business (including any shares in the capital of any member of the Group);

(b)

The Warrantors undertake to the Buyer and each member of the Group that they shall exercise all rights and powers available to them so as to procure that the Business is conducted in the ordinary and normal course and the Sellers undertake to the Buyer and each member of the Group to exercise all reasonable endeavours to procure that no member of the Group does anything or permits to be done anything which would give rise to a breach of any of the Warranties when repeated on the Completion Date and the Sellers undertake to the Buyer and each member of the Group to procure that except with the written consent of the Buyer (such consent not to be unreasonably withheld or delayed) no member of the Group shall (or shall agree to):

(i)	incur any capital expenditure exceeding £100,000; or

(ii)	dispose of, or grant any options over, rights to acquire or other interests over or create any Encumbrance in respect of any asset except in the ordinary course of trading; or

(iii)

borrow any money or make any payments out of or drawings on its bank account(s) (except routine payments or drawings in the ordinary course of trading) or materially alter the terms on which it currently borrows; or

(iv)	enter into any unusual or abnormal contract or commitment or enter into any contract the terms of which are unduly onerous; or

(v)	grant any lease or third party right in respect of any of the Real Estate (or any part thereof) or transfer or otherwise dispose of any of the Real Estate (or any part thereof); or

(vi)	other than the outstanding amount under the Term Loan which is to be repaid in full at Completion, make or prepay any loan; or

(vii)	enter into any leasing, hire purchase or other agreement or arrangement for payment on deferred terms except in the ordinary course of trading; or

(viii)

materially or persistently fail to observe and perform any term or condition of, or waive any rights under, any contract or arrangement, contravene any statute, order or regulation, cause the termination, revocation, suspension, modification or non-renewal of any licence or consent held by it; or

(ix)	declare, make or pay any dividend or other distribution or do or allow to be done anything which renders its financial position materially less favourable than at the date of this agreement; or

(x)	grant, issue or redeem any Encumbrance, debenture or other security or give any guarantee or indemnity or similar undertaking; or

(xi)

make any change in the terms and conditions (including the rate of remuneration or amount and nature of other benefit or emolument) of employment of any of its directors or employees or employ any senior staff or terminate (except for good cause) the employment of any person or introduce or agree to pay any bonus or similar payment to any officer or employee of any Group Company; or

(xii)	permit any of its insurances to lapse or do anything which would make any policy of insurance void or voidable; or

(xiii)

create, issue, purchase or redeem any class of share or loan capital, make any change to the authorised or issued share capital of any member of the Group or to the rights attached to any of the Shares or pass any resolution of its shareholders or any class of shareholders, whether in general meeting or otherwise; or

(xiv)	make any change to the memorandum or articles of association of any member of the Group; or

(xv)	dispose of or grant options over, rights to acquire or other interests in shares or securities of any member of the Group; or

(xvi)	make any change in the nature of the Business; or

(xvii)	acquire any shares or other securities in any other person; or

(xviii)	enter into or terminate any agency or distributorship agreement; or

(xix)	enter into any contract in which the Sellers or any of their Associates has any interest (direct or indirect); or

(xx)	settle any litigation or material claims involving any member of the Group.

4.3

The Warranties shall be deemed repeated by the Warrantors upon Completion subject to any further matters that the Warrantors may Disclose to the Buyer by way of supplemental disclosure letter issued by the Warrantors to the Buyer immediately prior to Completion. The Warrantors undertake to the Buyer and each member of the Group that in the event of any matter arising or coming to the notice of any of them between the date of this Agreement and Completion which has constituted or would constitute a breach of any of the Warranties whether given as at the date of this Agreement or when repeated as at Completion, they will, as soon as possible, disclose details of any such matter to the Buyer and will, as soon as possible, provide to the Buyer any such additional information in relation to such matters as the Buyer may reasonably require. Any such disclosure in relation to a breach of the Warranties shall be Disclosed in such supplementary disclosure letter and, in respect of any such supplementary disclosure, the Warrantors shall specify the maximum amount of any ascertained financial liability and, in relation to any unascertained or contingent financial liability, shall specify a bona fide pre-estimate of the amount thereof.

4.4

In the event that on or before the Completion Date (but prior to Completion) a matter which has not previously been Disclosed in the Disclosure Letter as at the date of this Agreement, is either subsequently Disclosed to the Buyer by way of supplemental disclosure letter pursuant to clause 4.3 or otherwise comes to the notice of the Buyer and such matter constitutes or in the Buyer’s reasonable opinion is likely to constitute a material claim for a breach of any of the Warranties as given at the date of this Agreement, or which, but for the fact that it has been Disclosed to the Buyer in a supplemental disclosure letter or has come otherwise come to the attention of the Buyer, would constitute or in the Buyer’s reasonable opinion is likely to constitute a material claim for breach of any of the Warranties if they were repeated at Completion, then the Buyer may without prejudice to any other right or remedy available to it and without any liability to the Sellers either elect not to complete the purchase of the Shares by giving written notice to the Sellers (in which case all the provisions of this Agreement shall lapse and cease to have effect) or elect to proceed to complete the purchase of the Shares and that without prejudice to any right that the Buyer may have to make a claim against the Warrantors in respect of any such matter whether under the Warranties, the Tax Deed, clause 9, the Environmental Deed of Indemnity or any other provision of this Agreement. If the Buyer elects not to proceed to complete then all the provisions of this Agreement and the Tax Deed shall lapse and cease to have effect from that time onwards and no party shall have any claim against the other but without prejudice to any accrued rights or liabilities of any party in respect of damages for non-performance of any obligation under this Agreement falling due for performance prior to such lapse and cessation.

4.5

For the purposes of clause 4.4 a matter/claim shall be deemed to be “material” if it would on its own or when taken together with any other matters which constitute or which in the Buyer’s reasonable opinion is likely to constitute a breach of the Warranties and which would or would in the Buyer’s reasonable opinion give rise to a claim or claims for breach of Warranty for an aggregate sum in excess of £500,000.

4.6	At the date of this Agreement, the Sellers shall deliver or procure the delivery to the Buyer of:-

	(a)	a certified copy of any power of attorney under which this Agreement or the Disclosure Letter (or any other document to be delivered upon execution and delivery of this Agreement) are executed;

	(b)	the Disclosure Letter (and side letter in relation to contents of the DVD of disclosed documents) duly executed by the Warrantors;

	(c)	any document expressed herein to be in the Agreed Form, duly initialled or signed for identification purposes by or on behalf of the Sellers.

4.7	At the date of this Agreement, the Buyer shall deliver or procure to delivery to the Sellers of:-

	(a)	a counterpart of the Disclosure Letter (and side letter in relation to contents of the DVD of disclosed documents) duly executed by the Buyer;

	(b)	a certified copy extract of a board resolution of the Buyer authorising, inter alia, the execution and performance by the Buyer of its obligations under this Agreement;

	(c)	any document expressed herein to be in the Agreed Form, duly initialled or signed for identification by or on behalf of the Buyer.

4.8

The Warrantors shall on Completion do, or procure to be done, the things specified in Schedule 5 (insofar as they have not already been done). If, for any reason, the paragraphs 2(a), 2(c) –(f) (inclusive), 2(j), 2(k), 2(n), 2(o), 2(r), 2(w) and 2(x) of Schedule 5 are not complied with to the Buyer’s reasonable satisfaction, the Buyer may elect (in addition and without prejudice to all other rights or remedies available to it) to rescind this Agreement without any liability whatsoever to any of the Sellers, or waive the relevant provision.

4.9	Subject to clause 4.8, the Buyer shall on Completion -

(a)

pay to the Sellers’ Solicitors on behalf of each of the Sellers that part of the Consideration payable to the Sellers at Completion in accordance with clause 3.1(a) by electronic transfer to such bank account as may be specified by the Sellers’ Solicitors for the purpose;

	(b)	pay the sum referred to in clause 3.1(b) into the Working Capital Retention Account;

	(c)	pay the sum referred to in clause 3.1(c) into the Claims Retention Account;

	(d)	deliver to the Sellers a counterpart of the Tax Deed duly executed by the Buyer; and

	(e)	deliver to the Sellers a counterpart of the Environmental Deed of Indemnity duly executed by the Buyer.

4.10	Payment made in accordance with clauses 4.9(a), (b) and (c) shall constitute a valid discharge of the Buyer’s obligation under clause 3.1.

5	POST COMPLETION ADJUSTMENTS

5.1

Within 40 Business Days of Completion, the Buyer shall procure that a draft of the Completion Accounts together with a draft Working Capital Statement shall be prepared by the Company’s auditors each in accordance with the provisions of this clause 5 and Schedule 6 and deliver the same to the Representative.

5.2

The Buyer shall procure that the Representative and such other persons as are nominated by him are afforded such access to the Group’s accounting information as is reasonably necessary for them to review the draft Completion Accounts and the draft Working Capital Statement and unless within 15 Business Days following his receipt of the draft Completion

Accounts and the draft Working Capital Statement from the Buyer in accordance with clause 5.1, the Representative notifies the Buyer in writing of any disagreement or difference of opinion relating to the same (“a Dispute Notice”), the Sellers shall be deemed to have accepted and agreed the draft Completion Accounts and the draft Working Capital Statement and their contents will then become the Completion Accounts and the Working Capital Statement, and such Completion Accounts and Working Capital Statement shall be final and binding on the Buyer and each of the Sellers (save in the case of manifest error).

5.3

If a Dispute Notice is served by the Representative in accordance with clause 5.2, the Buyer and the Representative shall forthwith discuss in good faith the matters in dispute with a view to resolving their differences and in the event that the matters in dispute are resolved they shall prepare and sign a joint statement evidencing their approval of the form and content of the draft Completion Accounts and the draft Working Capital Statement and the same shall thereupon be final and binding on the Buyer and each of the Sellers (save in the case of manifest error).

5.4

In the event of the Buyer and the Sellers being unable to resolve their differences as aforesaid and prepare the joint statement referred to in clause 5.3 within 5 Business Days of the receipt by the Buyer of a Dispute Notice, the Buyer and/or the Representative shall have the right to request an independent expert to resolve any matter in dispute referred to in the Dispute Notice and finalise the form and content of the Completion Accounts and the Working Capital Statement.

5.5

If any matter in dispute is referred to an independent expert pursuant to this clause 5, the Buyer and each of the Sellers undertake to co-operate fully and promptly with such independent expert and to provide him or her with all information which he or she may reasonably require. The independent expert shall be requested to make and communicate his decision to the Representative and the Buyer within 10 Business Days of appointment. The independent expert shall act as expert and not as arbitrator and shall be appointed by agreement between the Buyer and the Representative but, in default of agreement within 2 Business Days of either the Buyer or the Representative requesting such appointment the Buyer and/or the Seller shall procure that the independent expert be appointed by the President of the Institute for Chartered Accountants in England and Wales The decision of the independent expert (including any determination as to liability for costs) shall be final and binding on the Buyer and the Sellers (save in the case of manifest error) and his or her costs shall be borne by a party or as between the parties as he or she may direct.

5.6	Within 2 Business Days of the Finalisation Date:

(a)

if there is a Working Capital Shortfall of more than £100,000, then the Buyer and the Representative will instruct the Sellers’ Solicitors and the Buyer’s Solicitors to (i) pay to the Buyer an amount equal to the Working Capital Shortfall from the Working Capital Retention Account and (ii) pay to the Sellers the relevant Due Consideration Amounts adjusted pro rata equal to the remaining balance, if any, of the Working Capital Retention;

(b)

if there is a Working Capital Excess or if there is a Working Capital Shortfall of less than or equal to £100,000, then the Buyer and the Representative will instruct the Sellers’ Solicitors and the Buyer’s Solicitors to pay the full amount of the Working Capital Retention to the Sellers in the relevant Due Consideration Amounts;

(c)

if there is a Working Capital Excess of more than £100,000 then the Buyer shall, in addition to its obligations under (b) above, forthwith pay the full amount of such Working Capital Excess to the Sellers in the relevant Due Consideration Amounts, such payment to be made by electronic transfer to such bank account as the Representative may nominate for the purpose;

(d)

if there is a Working Capital Shortfall of more than the Working Capital Retention then the Sellers shall, in addition to their obligations under (a) above and in proportions relative to the relevant Due Consideration Amounts, forthwith pay to the Buyer the amount by which such Working Capital Shortfall exceeds the Working Capital Retention by electronic transfer to such bank account as the Buyer may nominate for the purpose; and

(e)	any interest accruing within the Working Capital Retention Account shall be paid pro rata in accordance with principal payments therefrom.

6	WARRANTORS’ WARRANTIES

6.1

The Warrantors warrant to the Buyer in the terms set out in Schedule 7 and shall be deemed to have repeated each of the Warranties at Completion in accordance with the provisions of clause 4.3, subject to the provisions of Schedule 8 (provided that no qualification or limitation within, or provision of, Schedule 8 shall apply or be effective in relation to the Warranties contained in paragraphs 1 to 6 of Schedule 7 or any Claim in respect thereof). The Warrantors liability under the Tax Warranties shall also be limited by the Tax Deed to the extent expressly provided therein. Any reference in Schedule 7 to the Completion Date or Completion or similar expression shall be deemed to include an additional reference to the date of this Agreement and any reference therein to the date of this Agreement, the date hereof or similar expression shall be deemed to include an additional reference to the Completion Date as the context permits. The Warrantors acknowledge and agree that in entering into this Agreement the Buyer has relied on the Warranties.

6.2

The Warranties are given subject to the matters Disclosed (and subject always to the provisions of clauses 4.3, 4.4, 4.5 and 4.8) and the Buyer shall accordingly have no claim in respect of any of the Warranties in relation to any such matter to the extent such matter is so Disclosed.

6.3

Each Warranty is a separate and independent warranty and, save as otherwise expressly provided, no Warranty shall be limited by reference to any other Warranty or by the other terms of this Agreement or the Tax Deed.

6.4	The rights of the Buyer in respect of a breach of the Warranties shall not be affected by Completion.

6.5

The Buyer acknowledges and agrees that in entering into this Agreement it has not relied on any warranties or representations other than the Warranties and that it shall have no right or remedy in respect of any representation, warranty, promise or assurance (made by any person whether or not a party to this Agreement) which is not included in the Warranties other than a fraudulent representation, warranty, promise or assurance.

6.6

Subject to the provisions of clauses 4.3, 4.4, 4.5 and 4.8, the Buyer acknowledges and agrees that the only remedy available to it for breach of the Warranties shall be damages provided that nothing in this clause shall exclude or affect any right or remedy available to the Buyer in respect of fraud.

6.7

Each of the Sellers waives any rights or claims he may have in respect of any misrepresentation, inaccuracy, omission in or from any information or advice supplied or given by the Company or any other member of the Group or any of the employees or officers of any member of the Group in connection with giving the Warranties and the preparation of the Disclosure Letter.

7	BUYER’S WARRANTIES

The Buyer warrants to the Sellers in the terms set out in Schedule 9.

8	POST-COMPLETION OBLIGATIONS

8.1

Each of the Warrantors undertakes to the Buyer and each member of the Group that he shall not (except as required in his position as a director or employee of the Company or any other member of the Group) whether on his own behalf or with or on behalf of any person and whether directly or indirectly by any person or business controlled by him or by any Associate:-

(a)	at any time after the date of Completion, make use of or disclose to any other person (save as required by law and then subject to clause 8.4) any Confidential Information and/or Know-How which has:-

	(i)	not come into the public domain; or

	(ii)	come into the public domain as a consequence, whether directly or indirectly, of a breach of this clause 8.1(a);

(b)

for 24 months from the date of Completion, solicit or be involved in soliciting the employment of any Significant Employee, or the use of a Significant Employee’s services by any company, firm or person which is in competition with the Business (or, in the event that any part of the Business is transferred to a Member of the Buyer Group, such business of that member) whether or not such person would commit any breach of his or her contract of employment or engagement by reason of leaving the service of the Company or any other member of the Group;

(c)

for 24 months from the date of Completion, induce or be involved in attempting to induce any of the suppliers or other persons (with the exception of customers) having dealings with any member of the Group at any time in the 12 months preceding the date of Completion to cease to be suppliers to or to have such dealings;

(d)

for 24 months from the date of Completion, solicit or be involved in soliciting, in competition with the Business (or, in the event that any part of the Business is transferred to a Member of the Buyer Group, such business of that member), custom from any person who has been a customer of any member of the Group at any time in the 12 months preceding the Completion Date;

(e)

for 24 months from the Completion Date, be interested or concerned in any business in United Kingdom which is concerned in the manufacture and servicing of products of a similar nature to those manufactured and/or serviced by any member of the Group as at the date of Completion; or

(f)	at any time hereafter, use any trade or business name used by the Company or any other member of the Group at the Completion Date or any other name intended to be or likely to be confused therewith.

8.2

Each of the Warrantors shall keep in conditions of security and not disclose or make copies of any documents (including any device or medium, whether electronic or otherwise used for storing or interpreting data) containing or referring to Confidential Information.

8.3

For the purpose of clause 8.1(e), there shall be disregarded the financial interest of any person in a class of securities which is listed on a recognised investment exchange (as defined in the Financial Services and Markets Act 2000) if that interest is less than 5 per cent of that class in aggregate.

8.4

If any of the Warrantors is required by law to disclose any Confidential Information, and/or Know-How, they shall not do so until they shall first have notified the Buyer in writing of such requirement and shall have given the Buyer the opportunity of taking such action as the Buyer may reasonably deem necessary to procure that the Confidential Information and/or Know-How is not disclosed.

8.5	It is expressly agreed by the parties hereto that each of the undertakings and covenants contained in clause 8.1 shall be construed as a separate and distinct covenant.

8.6

The undertakings given in clauses 8.1 and 8.2 are considered by the parties to be fair and reasonable in all the circumstances but, in the event that any one or more of such undertakings is found or held to be void or to be unenforceable but would be enforceable if some part thereof were deleted or the period or area of application reduced, such undertaking shall apply with such modifications as may be necessary to make it valid and effective.

8.7	Each Warrantor agrees:-

(a)

that the restrictions contained in clauses 8.1 and 8.2 are reasonable and are of no greater duration, extent and application than is necessary for the protection of the legitimate interest of each member of the Group and to ensure that the Buyer receives the full value of the Shares;

	(b)	that the Consideration is paid to him on the precondition that he enters into these restrictions; and

	(c)	having regard to those circumstances, those covenants do not work harshly on him.

8.8

Notwithstanding the provisions of clause 18, the parties agree that the benefit of the covenants and undertakings given in this clause 8 shall be assignable in whole or in part by the Buyer to and become enforceable by the Company or any member of the Group or any other Member of the Buyer Group provided that any entity which shall hereafter cease to be a Member of the Buyer Group shall upon such cessation no longer be entitled to such benefit.

8.9

After Completion, none of Warrantors shall (other than as required in his position as an employee of the Company or any member of the Group) without the Buyer’s express agreement hold himself out as being interested in or in any way connected (other than as a matter of historic fact) with the Group or procure any third person to hold out that Warrantor as being so interested.

8.10

The Buyer shall be entitled from Completion to the use of the names “Applied Sweepers” and “Green Machine” to the exclusion of the Warrantors and the Warrantors agree to ensure that the names (including trading names) of any companies or businesses associated with any of the Warrantors which are the same or similar to such names shall be changed within 14 days of the date of Completion to a name which is not likely to be confused with such names or might imply any ongoing connection with the Group.

	8.11	The provisions of clauses 8.1(d) and 8.1(e) shall have no application in respect of the operations of AS Equipment Limited in accordance with the Novation Deed.

	8.12	The Buyer shall use reasonable endeavours to procure that -

(a)

each Group Company shall preserve (in the form and insofar as any such items exist as at Completion) until the sixth anniversary of Completion all books, records and documents which are at Completion in its possession insofar as they record matters occurring on or before Completion; and

(b)

until the sixth anniversary of Completion (or in the event of any claim being made by the Buyer under the Warranties or the Tax Deed until such later time as that claim is determined), the Warrantors and their agents, accountants, solicitors and other professional advisers shall be allowed to inspect and, at the Warrantors’ expense, take copies of the books, records and documents referred to in clause 8.12(a) (but only in relation to matters recorded therein which occurred on or before Completion) at all reasonable times upon the Warrantors giving reasonable notice of such requirement to the relevant Group Company.

9	SPECIFIC INDEMNITIES

9.1

Without restricting the rights of the Buyer to claim damages on any basis available to it, the Warrantors undertake to indemnify and keep indemnified on demand, and hold harmless and continue to hold harmless, the Buyer and each member of the Group from and against any and all losses, costs, damages, claims, actions, demands, proceedings or judgments, fines, penalties or sanctions, interest and expenses (including without limitation reasonable legal and other professional fees and costs) (each an ‘Indemnity Claim’), which are incurred or suffered by them from time to time in any jurisdiction arising out of, based upon or in connection (whether directly or indirectly) with:-

(a)

the potential non-compliance of the Group’s 636 sweeper machines with US National Highway Traffic Safety Administration’s requirements, any costs and expenses associated with the testing and certification of such machines for the purposes thereof, the cost of any works and/or materials required to be done or fitted to any such 636 sweeper machine in order to ensure that any such machines are compliant with the US National Highway Traffic Safety Administration’s requirements and/or the potential contractual liability to customers of any Group Company should any Member of the Buyer Group elect to stipulate that the maximum speed of such sweepers be limited to a speed giving rise to reduced regulation by any regulatory authority;

(b)

the elevator and any other alterations or extensions within the building at the Property not complying with the provisions or requirements of all relevant UK regulatory requirements and/or the failure to procure the issue of the relevant Local Authority Building Control completion certificate for any such alterations, extensions and/or the installation or construction of the said elevator;

(c)

any clawback by or repayment to any UK governmental agency in consequence of the transfer of the Shares to the Buyer of all or part of any regional assistance grants or any grants under the Science and Technology Act 1965 or other governmental grants accorded to the Company;

(d)

the non-compliance of various distribution agreements to which Group Companies are party with the competition law requirements of the European Union (or any Member State thereof) as applicable thereto; and

(e)

any claim by a person other than a Seller or a member of the Group that it holds, or is entitled to hold, the legal and/or beneficial ownership of any of the Shares or any other share capital of any member of the Group.

9.2

Save to the extent that an Indemnity Claim arises in consequence of fraud, deceit or wilful non-disclosure on the part of any Seller, the following limitations shall apply to the Warrantor’s liability arising under clause 9.1:-

(a)

the Warrantors shall not be liable for an Indemnity Claim unless the Buyer gives to the Warrantors written notification of the particulars of the Indemnity Claim in reasonable detail as soon as reasonably possible and in any event before the fourth anniversary of the date of Completion;

(b) the total liability of each of the Warrantors for all Indemnity Claims shall be limited by reference to Clause 20.1(b) of the Agreement;

(c)

the Warrantors shall not be liable for any Indemnity Claim to the extent that the Indemnity Claim arises or the amount thereof increases as a result of the enactment of any Legislation or change in the interpretation or application of any law or of any ruling or practice of any administrative authority (including taxing authorities) after the date of Completion, a change in the basis or method of calculation of Tax made after the date of Completion or the amendment, modification or withdrawal of any extra-statutory concession previously made available before the date of Completion.

9.3	The amount of the Warrantors’ liability for any Indemnity Claim shall be reduced by:-

(a)

any sum which is recovered (whether by way of insurance, indemnification or otherwise) by the Buyer, a Member of the Buyer Group or any Group Company (otherwise than from another of those companies) in respect of the loss or damage suffered by reason of the relevant breach, less the amount of any reasonable costs and expenses incurred in obtaining payment of that sum and of any Tax for which the Buyer or a Member of the Buyer Group may be liable by reason of its receipt of that sum or which would have been so recovered had the relevant Group Company maintained the same scope and level of insurance cover in respect of its assets and business as existed immediately prior to the date of this Agreement;

(b)

the amount, if any, by which any Tax for which any Group Company or the Buyer is or would be liable but for the loss or damage giving rise to the Indemnity Claim is reduced or extinguished by reason of the circumstances giving rise to the Indemnity Claim;

and if the Warrantors have paid to the Buyer or any Group Company any amount in respect of the Indemnity Claim before the recovery of that sum, the Buyer shall repay to them, or procure the repayment to it of, the amount by which their liability is so reduced.

9.4

Nothing contained herein shall limit the Buyer’s obligations at common law and the Buyer and each Group Company shall be obliged to mitigate any loss or damage resulting from or arising as a consequence of any circumstances giving rise to any Indemnity Claim

9.5	If any matter which will or might give rise to an Indemnity Claim comes to the notice of the Buyer, the Buyer shall as soon as reasonably possible and in any event within 20 Business Days of becoming sufficiently aware of the matter to appreciate the prospect of an Indemnity Claim notify the Representative in writing of the matter and, at the Warrantors’ expense, make available to the Representative as soon as reasonably practicable all information and documents in the possession or under the control of the Buyer or any Group Company as may be reasonably requested by the Representative insofar as they relate to that matter. Neither the Buyer, any Group Company nor any Member of the Buyer Group shall make any admission of liability or take any other action (except as required by law or by a Competent Authority) in connection with the matter without the previous written consent of the Representative (which shall not be unreasonably delayed or withheld) and the Buyer, each Group Company and each Member of the Buyer Group shall take all such steps as the Representative may reasonably request to mitigate any Indemnity Claim liability; provided that no Group company nor any member of the Buyer Group shall be required to take any action or step or not take any action or step (as the case may be) which it considers, acting reasonably, would materially adversely affect the goodwill of any member of the Group or the Buyer Group.

9.6	Each of clauses 9.4 and 9.5 above shall be subject to paragraph 16 of Schedule 8.

10	SERVICE OF NOTICES

10.1	Any notice or other communication to be given or served under or in connection with this Agreement shall be in writing and may be -

	(a)	delivered by hand;

	(b)	sent by ordinary first class (or airmail in the case of notices to or from any country outside the United Kingdom), special delivery or recorded delivery post (in each case, pre-paid); or

	(c)	sent by fax;

to the party due to receive the notice at the following address -

(i)

in the case of the Sellers to the Representative at the registered office from time to time of Castlelaurie Properties Limited and to such facsimile number as the Representative shall advise from time to time; and

(ii)

in the case of the Buyer, at its registered office from time to time, marked for the attention of the Company Secretary with a copy to General Counsel, Tennant Company, 701 North Lilac Drive, P.O. Box 1452, Minneapolis, MN 55440-1452 fax no. 001 763 513 1811;

or at such other address as may previously by notice given in accordance with this clause have been specified by that party.

10.2	A notice is deemed to be given or served -

	(a)	if delivered by hand, at the time it is left at the address; and

	(b)	if sent by pre-paid post (whether ordinary first class, airmail, special delivery or recorded delivery), on the second Business Day after posting.

10.3

In the case of a notice given or served by fax or by hand, where this occurs after 5.00pm on a Business Day, or on a day which is not a Business Day, the date of service shall be deemed to be the next Business Day.

10.4	Any notice under or in connection with this Agreement shall not be validly given or served if sent by e-mail or any other form of electronic communication.

11	ANNOUNCEMENTS

Except insofar as is required by law or the requirements of any listing authority, securities exchange or regulatory or governmental body (including the UK Listing Authority, the London Stock Exchange or The Panel on Take-overs and Mergers) and then after consultation with the other party, no announcement of the sale and purchase of the Shares or the terms of this Agreement shall be made by either party to any person without the consent of the other parties except in the agreed form and pending any announcement each party shall keep the existence of this Agreement and its terms confidential.

12	COSTS

Except as otherwise provided in this Agreement, the parties shall pay their own costs and expenses in connection with and incidental to this Agreement.

13	INTEREST ON LATE PAYMENTS

If any party fails to pay a sum payable by it on the due date for payment under this Agreement, it shall pay interest on the overdue sum for the period from and including the due date of payment up to the date of actual payment (after as well as before judgment) at the Default Rate. Such interest shall accrue from day to day and shall be paid on demand. Unpaid interest shall compound quarterly.

14	ENTIRE AGREEMENT

This Agreement together with any documents referred to in it constitutes the whole agreement of the parties in relation to its subject matter and supersedes any previous agreement, representations, warranties or arrangements (whether in writing or oral) between them in relation to that matter; and no modification of this Agreement shall be effective unless it is made in writing.

15	WAIVER

15.1

The exercise, or partial exercise, of or any delay or omission in exercising any right conferred by this Agreement on any party shall not constitute a waiver of that or any other right or remedy available to that party nor, subject to the time limits for making claims set out in Schedule 8, affect the right to exercise that right or remedy at a later time and the rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

15.2

Failure to exercise, or any delay in exercising, any right or remedy provided under this Agreement or by law shall not constitute a waiver of that or any other right or remedy, nor shall it preclude or restrict any further exercise of that or any other right or remedy. No single or partial exercise of any right or remedy provided under this Agreement or by law shall preclude or restrict the further exercise of that or any other right or remedy. A waiver by or in favour of any party of any of the requirements hereof or any of his rights hereunder shall not release any other party from full performance of his obligations stated herein other than to the extent specified in any such waiver.

16	EFFECT OF COMPLETION

The Warranties, and all other provisions of this Agreement and all documents referred to herein insofar as they have not been performed at Completion, shall not be extinguished or affected by and shall remain in full force and effect notwithstanding Completion.

17	THIRD PARTY RIGHTS

With the exception of clauses 4, 8 and 9 which provisions are intended to benefit each member of the Group and which shall be enforceable by them to the fullest extent permitted by law and subject to the provisions of clause 18.2, no term of this Agreement shall be enforceable under the Contracts (Rights of Third Parties) Act 1999 by any person other than the parties to this Agreement.

18	ASSIGNMENT

18.1

Subject to clause 18.2, this Agreement is personal to the parties and accordingly no party may assign or grant any Encumbrance over any of its rights under this Agreement or any benefits arising under it or any document referred to in it.

18.2

The Buyer may assign the whole or any part of its right, title and interest in and to this Agreement and any benefits arising under it or any document referred to in it to another Member of the Buyer Group provided that such right, title and/or interest and benefits shall cease and be extinguished upon such Member of the Buyer Group ceasing to be a Member of the Buyer Group unless and until such right, title and/or interest and benefits are reassigned to the Buyer or another Member of the Buyer Group.

19	SEVERANCE

If any provision of this Agreement is held by a Competent Authority to be invalid or unenforceable in whole or in part, this Agreement shall continue to be valid as to its other provisions and the remainder of the affected provision.

20	SEVERAL LIABILITY

20.1

Unless otherwise stated, all warranties, indemnities, covenants, agreements and obligations given or entered into by more than one person in this Agreement the Tax Deed and the Environmental Deed of Indemnity are given or entered into severally to the intent that:

(a)

the maximum aggregate liability of each of the Sellers (in their capacity as Sellers and not as Warrantors) under this Agreement shall not in any event, save in the case of fraud, exceed the total Consideration received by the respective Seller; and

(i)

shall be borne in respect of each and every claim by reference to the proportion of the amount claimed which the amount of the Consideration receivable by that Seller under this Agreement bears to the total Consideration payable by the Buyer under this Agreement; and

			(ii)	remain without prejudice to any other limitations in respect of the Sellers as are set out in this Agreement and no claim may be made against any Seller in respect of any breach of this Agreement. by any other Seller save in the case of fraud.

(b)

the maximum aggregate liability of each of the Warrantors (in their capacity as Warrantors and not as Sellers) under this Agreement (save in respect of clause 8 and the Warranties contained in paragraphs 1 to 6 of Schedule 7), the Tax Deed and the Environmental Deed of Indemnity shall not in any event, save in the case of fraud, exceed the amount of 50% of the Consideration received by the respective Warrantor and any trusts established by him; and

		(i)	shall be borne in respect of each and every claim by reference to the Liability Proportions applicable to the relevant Warrantor; and

		(ii)	remain without prejudice to any other limitations in respect of the Warrantors as are set out in this Agreement, the Tax Deed and/or the Environmental Deed of Indemnity

and no claim may be made against any Warrantors in respect of any breach of this Agreement, the Tax Deed or the Environmental Deed of Indemnity by any other Warrantors save in the case of fraud.

	20.2	No waiver by any party of any of the requirements hereof or of any of his rights hereunder shall be effective unless given in writing and signed by or on behalf of that party.

20.3

The Buyer may release or compromise the liability of any of the Sellers or Warrantors under this Agreement or grant to any Seller or Warrantor time or other indulgence without affecting the liability of any other Seller or Warrantor hereunder.

21	FURTHER ASSURANCE

Following Completion, the Buyer and the Sellers shall execute or shall use their reasonable endeavours to procure the execution of all documents and the doing of any acts as may be necessary to implement and give effect to this Agreement or any documents referred to herein.

22	COUNTERPARTS

This Agreement may be executed in more than one counterpart and shall come into force once each party has executed such a counterpart in identical form and exchanged it with the other parties.

23	REPRESENTATIVE

23.1

Each of the Sellers and Warrantors hereby irrevocably appoints the Representative as his or its representative with authority to make or give any request, election, proposal or consent required or permitted by the terms of this Agreement to be made or given by, or on behalf of, the Sellers and/or the Warrantors (or any or all of them) and the Buyer shall be entitled to rely on any such request, election, proposal or consent given by the Representative as being binding on each of the Sellers and/or the Warrantors as if it had been given by each of the Sellers and/or the Warrantors themselves.

	23.2	Any notice or other communication to be given by the Buyer to the Sellers and/or the Warrantors (or any of them) shall be deemed to have been duly given by the Buyer if given to the Sellers’ Solicitors and to the Representative in accordance with clause 10.

24	CLAIMS RETENTION ACCOUNT

24.1

If at any time prior to the Release Date, a claim against the Warrantors under any of the Warranties, the indemnities in clause 9, the Environmental Deed of Indemnity or the Tax Deed (a “Relevant Claim”) has been validly served and Determined, the lower of (a) the amount of principal standing to the credit of the Claims Retention Account and (b) the Due Amount in respect of that Relevant Claim shall be paid from the Claims Retention Account to the Buyer within 14 Business Days of that Relevant Claim becoming Determined.

	24.2	If, at the Release Date, the Buyer:-

(a) has validly served written notice of a Relevant Claim on the Representative and that Relevant Claim has not been Determined; and

(b)

has delivered to the Representative a written opinion from Queens Counsel of relevant experience relating to the Relevant Claim in question and of not less than 10 years call, appointed and instructed by:-

(i) agreement between the Buyer and the Representative; or

(ii)

failing such agreement within 5 Business Days of the Buyer giving its nomination to the Representative, appointed by the then President of the Law Society of England and Wales on the application of the Buyer;

to the effect that the Relevant Claim in question is bona fide and prima facie has a greater than 50% chance of succeeding (a “50% Opinion”) and setting out the said Queens Counsel’s estimate of the aggregate liability of the Warrantors in respect thereof (“the Estimated Liability”) there shall be retained in the Claims Retention Account (to the extent not previously released), until such time as the Relevant Claim in question has been Determined, an amount equal to but not exceeding the Estimated Liability in respect of the Relevant Claim.

	24.3	Within 14 Business Days of a Relevant Claim referred to in clause 24.2 being Determined after the Release Date:-

(a)

the lower of (i) the amount of principal standing to the credit of the Claims Retention Account and (ii) the Due Amount in respect of that Relevant Claim shall be paid from the Claims Retention Account to the Buyer; and

(b)

the balance of the sum standing to the credit of the Claims Retention Account less the amount of the Estimated Liability in respect of any other Relevant Claims in respect of which a 50% Opinion has been given but which has not yet been Determined shall be released and paid to the Warrantors pro rata by reference to the relevant Due Consideration Amounts.

24.4

Subject to clauses 24.1 and 24.2, on the Release Date, the amount of principal (if any) standing to the credit of the Claims Retention Account shall be released and paid to the Warrantors in the Liability Proportions.

24.5

The fees of any Queens Counsel appointed pursuant to this clause shall, in the event of a 50% Opinion being received, be borne as to half by the Buyer and as to half by the Warrantors, and otherwise such fees shall be borne entirely by the Buyer. Such Queens Counsel shall be instructed jointly by the Seller’s Solicitors and the Buyer’s Solicitors, the Buyers’ Solicitors in the first instance providing instructions to the said Queens Counsel for the approval of the Sellers’ Solicitors (such approval not to be unreasonably withheld). In the event that the Sellers’ Solicitors fail to approve or amend such instructions without good cause within 5 Business Days of the date of receipt of same, or unreasonably withhold or delay their approval thereto, the Buyer’s Solicitors shall be entitled to instruct the Queens Counsel without further reference to the Sellers’ Solicitors. In such case, the Buyer shall supply to the Sellers’ Solicitors a copy of such instructions to the Queens Counsel.

24.6	No amount shall be released out of the Claims Retention Account otherwise than in accordance with this clause 24.

24.7

Notwithstanding any other provision of this clause 24, no interest accrued on any principal sum standing to the credit of the Claims Retention Account shall at any time be payable to the Buyer and within 2 Business Days of the date of the last payment of principal from the Claims Retention Account the whole of the interest accrued on the principal sums from time to time standing to the credit of the Claims Retention Account shall be paid to the Sellers’ Solicitors (on behalf of the Warrantors).

24.8	The liability to taxation on any interest on any amount in the Claims Retention Account shall be borne by the party or parties ultimately entitled to that amount.

24.9

Any sums payable from the Claims Retention Account to any Warrantor or the Buyer shall be paid by transfer to such bank account which that party may nominate for that purpose by serving notice of the details of such account to the Sellers’ Solicitors and the Buyer’s Solicitors.

24.10

If a Due Amount is not satisfied in full by payment from the Claims Retention Account, the Warrantors shall remain liable (to the extent not so satisfied and subject always to the limitations on liability set out in this Agreement) in respect of the Relevant Claim.

	24.11	Any sums which are paid from the Claims Retention Account to the Buyer shall be deemed to have been paid by the Warrantors in the Liability Proportions.

25	ESCROW ARRANGEMENTS

25.1

The Sellers and the Buyer each hereby undertake with the Buyer’s Solicitors and the Sellers’ Solicitors that they will not make any claim against either of them in respect of their performance of the provisions contained in this Agreement in respect of the Claims Retention Account and/or the Working Capital Retention Account (other than as a result of their fraudulent conduct or negligence) and shall indemnify the Buyer’s Solicitors and the Sellers’ Solicitors against all loss, liability, damage and expense of any nature whatsoever suffered or incurred by the Buyer’s Solicitors or the Sellers’ Solicitors as a result (directly or indirectly) of their carrying out their functions in accordance with the provisions of this Agreement.

25.2

The Buyer’s Solicitors and the Sellers’ Solicitors may rely, without enquiry, on any written communication (including a facsimile message) which appears on its face to be signed on behalf any of the Sellers or the Buyer as the case may be. The Buyer’s Solicitors and the Sellers’ Solicitors shall not be required to enquire whether such letters or any instructions arising under or in relation to the Claims Retention Account and/or the Working Capital Retention Account have been validly given or executed nor should they be under any liability to any person if such letters or instructions have not been validly given or executed.

25.3

All actions taken by the Buyer’s Solicitors and the Sellers’ Solicitors under or in relation to this Agreement shall be taken by them jointly but notwithstanding any other provision of this Agreement, neither of the Buyer’s Solicitors and the Sellers’ Solicitors shall be liable in any circumstances as a result of actions taken or omissions made by the other of them.

25.4

The Buyer’s Solicitors and the Sellers’ Solicitors may discharge any instructions to pay any sum out of the Claims Retention Account and/or the Working Capital Retention Account by themselves instructing the relevant bank to do so and they will not be responsible for any delay or failure on the part of them executing any such instruction or for any loss which any party to this agreement may suffer as a result of any default on the part of the bank.

25.5

In making any payment out of the Claims Retention Account and/or the Working Capital Retention Account, the Buyer’s Solicitors and the Sellers’ Solicitors may withhold or deduct any sum which they are obliged by law to withhold or deduct (whether in respect of liability for taxation or otherwise). The Sellers and the Buyer undertake to irrevocably authorise the Buyer’s Solicitors and the Sellers’ Solicitors to pay any bank charges, taxation and other liabilities referable to the operation of the Claims Retention Account and/or the Working Capital Retention Account (including all interest accruing on it) out of the funds for the time being standing to the credit of that account and severally undertake to indemnify the Buyer’s Solicitors and the Sellers’ Solicitors and keep them indemnified against all such charges and liabilities referable to the operation of the Claims Retention Account and/or the Working Capital Retention Account.

25.6

The Buyer’s Solicitors and the Sellers’ Solicitors shall be entitled to charge their usual proper professional fees and reasonable out of pocket expenses in connection with their obligations under this clause. The costs of the Sellers’ Solicitors shall be borne by the Sellers and the costs of the Buyer’s Solicitors shall be borne by the Buyer.

26	GOVERNING LAW

	26.1	This Agreement shall be governed by and construed in accordance with English law and the parties submit to the exclusive jurisdiction of the English courts.

26.2

Each party irrevocably waives any objection it might have to the courts of England being nominated as the forum to hear and decide any proceedings brought before it and to settle any dispute which may arise out of or in any way in connection with this Agreement and agrees not to claim that the courts of England are not a convenient or appropriate forum for these purposes.

27	SUCCESSORS

The rights and obligations of the Sellers and the Buyer under this Agreement shall continue for the benefit of, and shall be binding on, their respective personal and legal representatives and other successors and permitted assigns.

SCHEDULE 1

PART 1

THE SELLERS

(1)	(2)	(3)		(4)	(5)

NAMES AND ADDRESSES OF THE SELLERS	NUMBER OF SHARES TO BE SOLD	DUE CONSIDERATION AMOUNTS UNDER CLAUSE 3.1 (A) AND % IN RESPECT OF CASH AT BANK		DUE CONSIDERATION AMOUNTS UNDER CLAUSE 5	DUE CONSIDERATION AMOUNTS UNDER CLAUSE 24

Andrew Francis Robert Galashan, 35 Royal Terrace, Edinburgh, EH7 5AH	24,845	24,622,672	77.1%	771,080	823,000

Peter Alexander Clarence Munnoch, Kelona, 19 Claremont, Alloa, Clackmannanshire, FK10 2DF	990	932,935	3.1%	30,725	81,000

Gordon Ramsay Fleming, Dashwood, Polmont Road, Redding, Falkirk, Stirlingshire, FK2 9UZ	1,550	1,539,474	4.8%	48,105	48,000

Allan Bryson Riach, Woodgate 7 Newland Avenue, Bathgate, West Lothian, EH48 1EE	775	769,737	2.4%	24,052	24,000

Douglas Watson, 32 Uplands Crescent, Fareham, Hants, PO16 7JY	775	769,737	2.4%	24,052	24,000

The Galashan Discretionary Family Trust	375	384,066	1.2%	11,638

Francis Galashan’s First Trust For Children	260	266,286	0.8%	8,070

Francis Galashan’s Second Trust For Children	260	266,286	0.8%	8,070

Francis Galashan’s Third Trust For Children	260	266,286	0.8%	8,070

Francis Galashan’s Fourth Trust For Children	260	266,286	0.8%	8,070

Francis Galashan’s Fifth Trust For Children	260	266,286	0.8%	8,070

The Munnoch Discretionary Trust	1611	1,649,949	5%	49,998

TOTAL	32,221	£32,000,000	100.00%	£1,000,000	£1,000,000

PART 2

THE WARRANTORS

(1)	(2)

NAMES AND ADDRESSES OF THE WARRANTORS	PROPORTIONS IN WHICH LIABILITY TO ATTACH

Andrew Francis Robert Galashan, 35 Royal Terrace, Edinburgh, EH7 5AH	82.3%

Peter Alexander Clarence Munnoch, Kelona, 19 Claremont, Alloa, Clackmannanshire, FK10 2DF	8.1%

Gordon Ramsay Fleming, Dashwood, Polmont Road, Redding, Falkirk, Stirlingshire, FK2 9UZ	4.8%

Allan Bryson Riach, Woodgate 7 Newland Avenue, Bathgate, West Lothian, EH48 1EE	2.4%

Douglas Watson, 32 Uplands Crescent, Fareham, Hants, PO16 7JY	2.4%

SCHEDULE 2

PART 1 - THE TARGET

Name	:	Applied Sweepers Holdings Limited

Registered number	:	SC336622

Registered office	:	Castle Laurie Works, Bankside, Bainsford, Falkirk FK2 7XE

Date and place of incorporation	:	23rd January 2008, Scotland

Authorised share capital	:	£50,000 divided into 50,000 ordinary shares of £1 each

Issued share capital	:	£32,221 divided into 32,221 ordinary shares of £1 each

Directors	:	Andrew Francis Robert Galashan Gordon Ramsay Fleming Peter Alexander Clarence Munnoch Alan Bryson Riach Douglas Watson

Secretary	:	Gordon Ramsay Fleming

Auditors	:	Tenon Audit Limited

Accounting reference date	:	30/09

Charges	:	An all monies floating charge made in favour of Bank of Scotland Plc dated 6 February 2008

PART 2 - THE COMPANY

Name	:	Applied Sweepers Limited

Registered number	:	SC042491

Registered office	:	Castle Laurie Works, Bankside, Bainsford, Falkirk FK2 7XE

Date and place of incorporation	:	16th August 1965, Scotland

Authorised share capital	:	£50,000 divided into 50,000 ordinary shares of £1 each

Issued share capital	:	£32,221 divided into 32,221 ordinary shares of £1 each

Directors	:	Andrew Francis Robert Galashan

Gordon Ramsay Fleming

Peter Alexander Clarence Munnoch

Alan Bryson Riach

Douglas Watson

Secretary	:	Gordon Ramsay Fleming

Auditors	:	Tenon Audit Limited

Accounting reference date	:	30/09

Charges	:	All asset security in favour of Bank of Scotland plc dated 5 December 1983 in respect of all monies (incl overdraft facility)

PART 3 - THE COMPANY’S SUBSIDIARIES

Name	:	Applied Sweepers Group Leasing Limited

Registered number	:	SC130414

Registered office	:	Castle Laurie Works, Bankside, Bainsford, Falkirk FK2 7XE

Date and place of incorporation	:	5 March 1991, Scotland

Authorised share capital	:	£10,000 divided into 10,000 ordinary shares of £1 each

Issued share capital	:	£10,000 divided into 10,000 ordinary shares of £1 each

Shareholders	:	Applied Sweepers Limited

Director	:	Andrew Francis Robert Galashan

Secretary	:	Gordon Ramsay Fleming

Auditors	:	Tenon Audit Limited

Accounting reference date	:	30/09

Charges	:	All asset security in favour of Bank of Scotland plc dated 24 January 2001 in respect of all monies (incl overdraft facility)

Name	:	Applied Sweepers International Limited

Registered number	:	SC119160

Registered office	:	Castle Laurie Works, Bankside, Bainsford, Falkirk FK2 7XE

Date and place of incorporation	:	25 July 1989, Scotland

Authorised share capital	:	£100 divided into 100 ordinary shares of £1 each

Issued share capital	:	£2 divided into 2 ordinary shares of £1 each

Shareholders	:	Applied Sweepers Limited

Directors	:	Andrew Francis Robert Galashan

Gordon Fleming

Peter Munnoch

Douglas Watson

Secretary	:	Gordon Ramsay Fleming

Auditors	:	Tenon Audit Limited

Accounting reference date	:	30/09

Charges	:	None

Name	:	Applied France SA

Registered number	:	Register of commerce and companies of Pontoise n°388 751 273

Registered office	:	21, rue du Petit Albi Bat. 3 Zac Du Moulin A Vent, 95800 Cergy Saint Christophe

Date and place of incorporation	:	29 January 1996, France

Authorised share capital	:	N/A

Issued share capital	:	€ 38,125

Shareholders	:	Applied Sweepers Limited 2,500

Directors	:	Andrew Francis Robert Galashan

Peter Munnoch

Gordon Ramsay Fleming

Secretary	:	N/A

Accounting reference date	:	30/09

Charges	:	None

Name	:	Ecomachine Service Sarl

Registered number	:	Register of commerce and companies of Paris n°389 934 167

Registered office	:	320, rue Saint Honoré, 75001 Paris

Date and place of incorporation	:	12 February 1996, France

Authorised share capital	:	N/A

Issued share capital	:	€ 18,300

Shareholders	:	Applied Sweepers Ltd.

Legal Representative	:	Andrew Francis Robert Galashan

Secretary	:	N/A

Accounting reference date	:	30/09

Charges	:	None

Name	:	Applied Sweepers, Inc.

Registered number	:	Federal Employer Identification Number is 23-2825138

Registered office	:	The Prentice-Hall Corporation System Inc. 32 Loockerman Square, Suite L-100 Dover, Kent County, DE, USA 19901

Date and place of incorporation	:	Apr. 14, 1994, Delaware, United States

Authorised share capital	:	3000 shares, par value of $1.00, one class of shares, common stock.

Issued share capital	:	750 shares, par value of $1.00

Shareholders	:	Applied Sweepers Limited - 750

Directors	:	Walter Lojeski – President

Andrew Francis Robert Galashan – Vice President

Secretary	:	Deborah June Worek

Accounting reference date	:	30/09

Charges	:	None

Name	:	Applied Kehrmaschinen GmbH

Registered number	:	Commercial Register of Cologne. Registration number HR B 30756

Registered office	:	Cologne

Date and place of incorporation	:	26th February 1993, Cologne, Germany

Authorised share capital	:	N/A

Issued share capital	:	German Marks 50,000

Shareholders	:	Applied Sweepers Ltd.

Directors	:	Gordon Ramsay Fleming

Andrew Francis Robert Galashan

Secretary	:	N/A

Accounting reference date	:	30/09

Charges	:	None

SCHEDULE 3

THE REAL ESTATE

(1)	(2)	(3)

DESCRIPTION OF THE REAL ESTATE	ESTATE OR INTEREST	OWNING GROUP COMPANY

Castle Laurie Works, Bankside, Bainsford, Falkirk FK2 7XE	Scottish Leasehold	Applied Sweepers Limited

Unit 23, Priory Business Park, Wentworth Terrace, Fitzwilliam, WF9 5BZ	Leasehold	Applied Sweepers Limited

Parc d’Affaires SILIC, 21 rue du Petit Albi, bâtiment CERES, 95800 Cergy St Christophe	French commercial lease	Applied France SA

4 rue Michel de l’Hôpital in Champmotteux (91150)	French lease	Applied France SA

Bay 105 in Sharon Hill Court one Building, Folcroft East Business Park, Borough of Sharon Hill, County of Delaware, Pennsylvania	Leasehold	Applied Sweepers, Inc.

Cologne, Deutz-Mülheimer Str. 216	Leasehold	Applied Kehrmaschinen GmbH

SCHEDULE 4

THE INTELLECTUAL PROPERTY

Patents

Patent /Application No.	Title	Priority date	Date of filing	Date of grant	Countries

2002349111	Sweeping machine with variable wheel tracking	20 November 2001	19 November 2002	25 October 2007	Australia

CA2465293	Sweeping machine with variable wheel tracking	20 November 2001	19 November 2002	Pending	Canada

EP1448857	Sweeping machine with variable wheel tracking	20 November 2001	19 November 2002	25 October 2006	UK, Germany, Denmark, Spain, France, Ireland, Italy, Netherlands, Switzerland & Liechtenstein

2005/0039278	Sweeping machine with variable wheel tracking	20 November 2001	6 July 2004	Pending	United States of America

2005313181	Dust control system	6 December 2004	6 December 2005	Pending	Australia

CA2589913	Dust control system	6 December 2004	6 December 2005	Pending	Canada

200580046594.9	Dust control system	6 December 2004	6 December 2005	Pending	China

EP1825066	Dust control system	6 December 2004	6 December 2005	Pending	European Patent Office (designates all states)

PCT/GB2005/ 004683	Dust control system	6 December 2004	6 December 2005	Pending	United States of America

5771532	Suction sweeping machine		24 October 1995	30 June 1998	United States of America

GB2306345	Suction sweeping machine		20 October 1995	25 May 1999	United Kingdom

5947490	Pedestrian operated machine with foldaway seat	26 May 1995	23 May 1996	7 September 1999	United States of America

2004219896	Hopper opening mechanism	12 March 2003	12 March 2004	Pending	Australia

EP1601837	Hopper opening mechanism	12 March 2003	12 March 2004	Pending	European Patent Office (designates all states)

2515352	Hopper opening mechanism	12 March 2003	12 March 2004	Pending	Canada

GB2421534	Flap for drain on hopper		13 December 2004	Pending	United Kingdom

Registered Trademarks

Mark	Country	Regn Date	Regn No.	Goods and Services

Two sweepers image mark	Community	16/3/1998	66027

Class 7: Self-propelled and motorised commercial suction sweepers; suction and sweeping machines; and parts and fittings therefor, namely: brushes, brush rolls and disc brushes, dust collection bags made of plastics or textile material, suction fans, engines, hydraulic driving and controlling components, hydraulic adjustable cylinders, sweeping heads, spray nozzles, insertable snowploughs, seats, suctions hoses, demountable seats, all for such sweepers and machines.

Two sweepers image mark	United States	30/9/1997	2101161

Class 7: Suction and sweeping machines; self- propelled and motorized commercial suction and sweeping machines; and parts and fittings for all the aforesaid machines, namely, brushes, brush rolls, disc brushes, dust collection bags made of plastics or textile material, suction fans, engines, hydraulic motors, drives and controllers, hydraulics adjustable cylinders, sweeping heads; spray nozzles, insertable snowploughs, detachable seats and suction hoses (all parts to be for the suction and sweeping machines)

Two sweepers image mark with ‘Applied’ above image	France	9/12/1993	93 496441	Class 7: Suction machines, sweepers, their parts and constituents.

Two sweepers image mark with ‘Applied’ above image	Germany	21/3/1995	2093084

Class 7: Suck and road sweepers as well as replacement parts and accessories thereof, namely brushes, brushing wheels and plates brushes; dust collecting bags of textile materials, air suction machines as machines parts, hydraulic installation cylinders, reciprocal heads with spray nozzles, as included in Class 7, useable snow desludger as included in Class 7.

Three sets of two sweepers image mark	United Kingdom	1/10/1993	1467134	Class 7: Self-propelled and motorised commercial suction and sweeping machines, all included in Class 7.

APPLIED SWEEPERS	United Kingdom	24/9/1993	1467130	Class 7: Self-propelled and motorized commercial suction and sweeping machines; all included in Class 7.

CLOUDMAKER	Community	21/8/2006	4467627

Class 7: Cleaning and sweeping machines; sweeping, suction, dust collection, dampening and consolidation systems for such machines; parts and fittings for any of the foregoing.
Class 37: Rental, maintenance and repair of cleaning and sweeping machines; and of sweeping, suction, dust collection, dampening and consolidation systems for such machines.

THE GREEN MACHINE	Community	18/3/1998	66092

Class 7: Self-propelled and motorised commercial suction sweepers; suction and sweeping machines; and parts and fittings therefor, namely: brushes, brush rolls and disc brushes, dust collection bags made of plastics or textile material, suction fans, engines, hydraulic driving and controlling components, hydraulic drives, hydraulic adjustable cylinders, sweeping heads, spray nozzles, insertable snowploughs, seats, suction hoses, demountable seats, all for such sweepers and machines.

THE GREEN MACHINE (series of 4)	United Kingdom	20/6/1997	2042462	Class 7: Self-propelled and motorised commercial suction and sweeping machines.

SCHEDULE 5

SELLERS’ OBLIGATIONS ON COMPLETION

1	The Sellers shall procure that -

(a)

such changes are made (by way of resignation or appointment) in the offices of directors, secretary and auditor of each Group Company as the Buyer may require, save that the Warrantors shall remain as directors of the Company;

	(b)	with respect to the operation of each bank account of each Group Company such changes are made to the mandates as the Buyer may require;

	(c)	the registration of the Buyer or its nominee as the holder of the Shares is approved (subject only to properly stamped transfers being lodged for registration);

	(d)	the Service Agreements and the Environmental Deed of Indemnity shall be approved for execution by the Company; and

	(e)	an instruction letter, in the agreed form, in respect of the operation of the escrow accounts referred to in this Agreement;

2	The Sellers shall deliver to the Buyer -

	(a)	transfers of the Shares in the agreed form duly executed by the registered holder(s) in favour of the Buyer (or such other person as it may nominate);

	(b)	the certificates for the Shares or an indemnity in the agreed form for any lost certificates;

	(c)	the Tax Deed duly executed by the Warrantors as a deed;

	(d)	any power of attorney under which any document to be delivered under this Schedule has been executed in agreed form;

(e)

irrevocable powers of attorney, in the agreed form and executed as a deed in each case, appointing the Buyer (or such other person as the Buyer shall direct) to exercise all voting and other rights attached to the Shares (including the appointment of proxies) pending registration of the transfers of the Shares;

(f)

a letter, in the agreed form, from each of the Sellers addressed to the Company, confirming that neither he nor any Associate of his owes any sum of money or other obligation to any member of the Group nor does any member of the Group owe any sum of money or any other obligation to him or any of his Associates;

(g)	the certificates for all the issued shares in each Group Company (other than the Target) or an indemnity in the agreed form for any lost certificates;

(h)	the certificate of incorporation, any certificates of incorporation on change of name and common seal (if any) of each Group Company;

(i)	the statutory books of each Group Company;

(j)

in the case of every director or secretary of a Group Company resigning in accordance with paragraph 1(a), his written resignation and an acknowledgement by deed in the agreed form that he has no claim against the relevant Group Company for compensation for loss of office or for the termination of his employment (if applicable) or otherwise;

(k)

in the case of every auditor of a Group Company resigning in accordance with paragraph 1(a), a written notice of resignation containing a negative statement under section 394(1) of the Companies Act 1985 and an acknowledgement that it has no claim against the relevant Group Company for compensation for loss of office or for professional fees or otherwise;

(l)	all deeds, certificates and other documents of title to the Real Estate in the possession of each Group Company;

(m)	all cheque books in current use in respect of all bank accounts maintained by each Group Company;

(n)	the Service Agreements, duly executed by each of the Warrantors and the Company;

(o)	the Environmental Deed of Indemnity duly executed by the parties thereto;

(p)

letters in the agreed form from Bank of Scotland consenting to change of control, confirming that no money is owed to them under the Term Loan or otherwise by any Group Company and confirming non-crystallisation of the Charges;

(q)	consent letters to change of control in the agreed form from each of Barclays Bank Plc and Clydesdale Bank Plc in respect of hire purchase agreements;

(r)

evidence reasonably satisfactory to the Buyer of the receipt by the Company of payment of the amount of Euro870,000 due to under a letter of credit numbered 2368/86800771 issued by Bank Tejerat in favour of the Company;

(s)	confirmation, to the Buyer’s reasonable satisfaction, of the cancellation of any right of AS Equipment Limited to retransfer obligations under a Distribution

Agreement originally entered into with Parsa Trading Limited to the Company under the Novation Agreement;

(t)	executed stock transfers, in the agreed form, transferring shares held by the shareholders of Applied France SA to the Company;

(u)	In relation to the Real Estate in Scotland:-

(i)

Form 12 reports in respect of the landlords interest in the Real Estate under title numbers STG 19536; STG 20706; STG 42343; STG 30724 and STG 54577 together with clear searches in the Register of Inhibitions and Adjudications against the Target and the Company and the Buyer;

(ii)

Form 11 reports in respect of the landlord’s (G and I Properties and J Freeland) respective interests in the Property in respect of the areas coloured yellow, pink and orange on plan 1 signed and annexed as relative hereto (“Plan 1”) together with clear searches against the said landlords in the Register of Inhibitions and Adjudications;

	(iii)	charges search against the Target and the Company disclosing no extant standard security or bond and floating charges in respect of the Real Estate;

(iv)

a signed affidavit by Peter Munnoch (director of the Company since 1984) confirming that the Company have (i) exercised a pedestrian and vehicular right of access to and egress from the Property over the various routes shown on the plan annexed hereto and (ii) have accessed, used and maintained the drains and sewers (where required) located in Castlelaurie Street both peaceably, continually, as of right and without judicial interruption from 1978;

	(v)	charges search against Castlelaurie Property Limited as at Completion and a copy of any heritable creditor’s consent to the lease and/or letter of non crystallisation (if required); and

(vi)

signed copy of the lease dated 30 January 2008 between (i) Chapelton 22 Limited and (ii) the Company (“the Castlelaurie Lease”), together with a copy of the SDLT 5 Certificate relating to the Castlelaurie Lease and a copy of the receipted Form 4 confirming registration of transfer of part of the Property to Castlelaurie Property Limited;

(v)

evidence of the transfer from the Company to Castlelaurie Properties Limited of a certain Beechcroft Duke aircraft for a cash price of £47,000 plus VAT such sum to be settled by Castlelaurie Properties Limited within 5 Business Days of Completion;

(w)	reliance letters in the agreed form from Wren & Bell addressed to the Buyer and the Company in respect of the Wren and Bell Data;

(x)	an instruction letter, in the agreed form, in respect of the operation of the escrow accounts referred to in this Agreement;

(y)	minutes of a board meeting of each Group Company recording the items of business referred to in paragraph 1 above, to the extent required by law;

(z)

subject to written notice from the Buyer to the Representative, of not less than 5 Business Days prior to Completion, produce evidence reasonably satisfactory to the Buyer that cash held by Applied Sweepers Inc immediately prior to Completion shall have been paid to the Company by way of repayment in part of its debt due to the Company save that Applied Sweepers Inc shall be entitled to retain from such cash such amount as the parties shall have agreed as a reasonable amount necessary for Applied Sweepers Inc’s normal working capital requirements over a 5 Business Day period following Completion;

(aa)

subject to written notice from the Buyer to the Representative, of not less than 5 Business Days prior to Completion, produce such documentation as may reasonably be required by the Buyer to capitalise the balance of the intercompany debt due from Applied Sweepers Inc to the Company after payment of the cash as referred to in paragraph (z) above such that the intercompany debt is extinguished and the Company’s shareholding in Applied Sweepers Inc is consequently increased;

(bb)	all relevant stock transfer forms forming part of the s110 reorganisation of the Group Companies prior to Completion having been adjudicated and duly stamped; and

(cc)	a signed form 410 in respect of standard security granted by the Company in favour of the Governor and Company of the Bank of Scotland created 31 October 1997 and registered 14 November 1997.

SCHEDULE 6

PRO-FORMA WORKING CAPITAL STATEMENT

Part A

1.1	The Completion Accounts shall be prepared in accordance with the policies that appear, and in the order shown below:

	1.1.1	the specific accounting policies set out in clauses 1.2 to 1.25 below;

1.1.2

to the extent not covered by 1.1.1 above, and to the extent not inconsistent with UK GAAP at the date of Completion, the accounting bases, principles, policies and treatments and categorisations applied in the preparation of the Accounts; and

	1.1.3	to the extent not covered by 1.1.1 and 1.1.2 above, in accordance with UK GAAP as at the Completion date.

SPECIFIC ACCOUNTING POLICIES

General Requirements

1.2	The Completion Accounts shall comprise a consolidated balance sheet of the Group as at the close of business on the date of Completion.

1.3	The Completion Accounts shall be based on the books and records of the members of the Group.

1.4	The Completion Accounts shall be prepared:

1.4.1

so as to include no charge, provision, reserve or write off in respect of any costs, liabilities or charges incurred or to be incurred after Completion arising as a consequence of the change of ownership of the Group or any change in management strategy, direction or priority which results from the change in ownership contemplated by this Agreement, any other effect of this Agreement or any action of the Buyer following Completion; and

1.4.2

so as not to reappraise the value of any of the assets or liabilities of the Group solely by reason of the change in ownership thereof or any change in management strategy, direction or priority which results from the change in ownership contemplated by this Agreement, as a result of or by reference to the amount of the consideration being paid for the Shares, any other effect of this Agreement or any action of the Buyer following Completion.

1.5	Items valued in a currency other than Sterling shall be converted into Sterling at the spot rate of exchange of the Bank of Scotland Plc ruling at 12 noon (UK time) on the date of Completion.

1.6

In calculating the Completion Accounts, there shall be no double counting of balances nor any one-sided entries (that is entries where there is no corresponding entry within the balance sheet or profit and loss account).

1.7	No account shall be taken of information becoming available after the delivery of the draft Completion Accounts by the Buyer to the Representative in accordance with clause 5.

1.8	The Completion Accounts will be prepared on the basis that they relate to the Group as a going concern and as if the date of Completion was a year end reporting date.

1.9	No amount shall be included in the Completion Accounts in relation to the costs of preparing and reviewing the Completion Accounts.

1.10	Intra group debtors and creditors will be reconciled so that they net to nil in the Completion Accounts.

1.11

Machine rental and servicing agreements will be accounted for as finance leases according to the accounting principles, policies, bases, practices and methodologies used in the preparation of the consolidated financial information of the Group presented in the Due Diligence Report.

1.12

Except as provided elsewhere in Schedule 6, where an asset was recorded in the Accounts, the asset will not be excluded or reduced (or increased) except to the extent that cash has been received (or paid) on or before the date of Completion or where subsequent external evidence and/or documentation has been received to indicate that the asset should be reduced (or increased).

1.13

The Working Capital Statement shall comprise a consolidation of the current assets and current liabilities of the Group and shall include the line items shown in the pro forma Working Capital Statement template set out in Part B of Schedule 6 of this Agreement and no others, all of which shall be derived from the Completion Accounts and shall be prepared on a basis consistent with, and applying the accounting policies and principles provided in this Schedule 6.

Specific requirements

Stock

1.14

Stocks shall be valued according to accounting principles, policies, bases, practices and methodologies used in the valuation of stocks held by each company for the purposes of the Accounts and, for the avoidance of doubt, shall be based on perpetual inventory records and a physical stock count of high value items.

1.15

Provision shall be made for the unrealised intra group profit in stock arising from the purchase of goods by the overseas subsidiaries from the Company. The provision shall be based on a mark up of 25% included within the purchase cost of the relevant stock items.

1.16	Demonstration machines and customer support machines in stock shall be recorded at the lower of cost and net realisable value.

1.17	Provision for obsolete and slow moving manufacturing and spares stock shall be determined on a line by line basis against specific stock items as follows:

1.17.1

Where there have been no sales of stock to external customers or the stock has not been used in the manufacturing process in the 12 months prior to Completion that stock shall be treated as obsolete and shall not be included in the Working Capital Statement.

	1.17.2	Where stock has more than 18 months’ but less than 36 months’ Usage on Hand at the date of Completion its value shall be reduced by one third.

	1.17.3	Where stock has more than 36 months’ but less than 60 months’ Usage on Hand at the date of Completion its value shall be reduced by two thirds.

	1.17.4	Where stock has more than 60 months’ Usage on Hand at the date of Completion it shall be treated as obsolete and shall not be included in the Completion Accounts.

1.18	For the avoidance of doubt, no other stock provision will be included in the Completion Accounts.

Debtors – 3rd Party

1.19	Provision shall be made against specific debtors where collection is not considered likely.

1.20	A 100% specific provision shall be made against any debtor which is overdue by 6 months or more (unless such amounts are received within 40 Business Days following Completion).

Sales Accrual

1.21

Save as provided elsewhere in Schedule 6, all receivables and debtors invoiced prior to the date of Completion but unpaid at the date of Completion and any income receivable which accrued prior to the date of Completion but which has not been invoiced at the date of Completion shall be included in full in the Completion Accounts.

Prepayments

1.22

Prepayments shall be recorded where goods or services received or to be received cover a period or relate to a period after the date of Completion and have been paid for, or invoiced but not paid for, or accrued for. To the extent that liabilities for such costs are still outstanding at the date of Completion, the Completion Accounts will include accruals and/or creditors for such costs.

Accruals

1.23

Except as provided elsewhere in Schedule 6, trade payables, other payables and accruals shall be included in the Completion Accounts to the extent that a liability exists and is still outstanding at the date of Completion in respect of goods and services that have been received or supplied on or before the date of Completion.

Excluded Items

1.24	No amounts shall be included in the Working Capital Statement in respect of:

	1.24.1	Intra group debtors and creditors;

	1.24.2	director loan accounts;

	1.24.3	cash and Cash at Bank;

	1.24.4	HP liabilities;

	1.24.5	term loans; and

	1.24.6	government grants

1.25	No general provisions shall be included in the Completion Accounts.

1.26

Provision shall be included in the Completion Accounts and the Working Capital Statement for any asset or liability relating to corporation tax and other taxes on profits according to the accounting principles, policies, bases, practices and methodologies used by each company for the purposes of the Accounts.

1.27	No deferred taxation shall be included in the Completion Accounts and the Working Capital Statement.

Part B

PRO FORMA WORKING CAPITAL STATEMENT

£’000

Current Assets
Stock		●
Debtors - 3rd Party		●
Sales Accrual		●
Other Debtors		●
Prepayments
Prepayments	●
Prepaid Insurance	●
Rent P/S	●
Vehicle Contract Hire Clearing	●
Cash Expenses Clearing	●
Pension Control	●
Total Prepayments		●

Total Current Assets		●

Current Liabilities
Trade Creditors		●
Accruals

ASL Telephone	●
ASL Rent	●
Employee Petrol Deductions - Private Mileage Element	●
NIC on Benefits	●
ASL Holiday Fund	●
ASL Heat & Light	●
Legal & Professional Accrual	●
Replacement Machines - Leicester	●
Misc Accruals	●
Advances on Salary	●
Holiday Pay Accrual	●
P/S Heat & Light	●
Insurance Claim Suspense	●
Misc Accruals	●
Total Accruals		●
Net Wages & Salary		●
Taxes
Social Security and PAYE	●
VAT	●
Corporation Tax	●
Total Taxes		●

Total Current Liabilities		●

Total Net Working Capital		●

SCHEDULE 7

THE WARRANTIES

PART 1 - SELLERS’ TITLE AND CAPACITY

1

The Shares constitute the whole of the issued and allotted share capital of the Target and are fully paid up and are legally and beneficially owned by the Sellers in the proportions set out at Schedule 1 and are free from all Encumbrances.

2

No person has the right (whether exercisable presently or in the future and whether contingently or not) to call for the allotment, sale or transfer of any share or debenture of the Target or to convert any securities (whether of the Company or another undertaking) into shares or debentures, or shares or debentures of a different class, of the Target.

3

The shares and debentures of the Company are fully paid up (or credited as fully paid up) and legally and beneficially owned by the Target free from any Encumbrance and the shares and debentures of each Group Company named in part 2 of Schedule 1 are fully paid up (or credited as fully paid up) and legally and beneficially owned by the Company free from any Encumbrance.

4

No person has the right (whether exercisable presently or in the future and whether contingently or not) to call for the allotment, sale or transfer of any share or debenture of any Group Company named in part 2 of Schedule 1 or to convert any securities (whether of that Group Company or another undertaking) into shares or debentures, or shares or debentures of a different class, of that Group Company.

5

The Sellers have all requisite power and authority to sell and transfer the Shares and to enter into and perform this Agreement and the other documents referred to in it without the consent of any third party.

6

Compliance with the terms of this Agreement and the documents referred to in it shall not breach or constitute a default under any agreement or instrument to which any of the Sellers is bound or any order, judgement, decree or other restriction applicable to any of the Sellers.

PART 2 - GENERAL

GROUP COMPANIES

7	The particulars of each Group Company set out Schedule 2 are true and accurate and not misleading.

8	No Group Company has any subsidiary undertaking, other than the subsidiary undertakings named in Part 2 of Schedule 2. No Group Company has at any time had any other subsidiary undertaking nor has it been a subsidiary undertaking of another body corporate.

9

No Group Company holds or owns or has agreed to acquire any share, debenture or other capital (and is not otherwise a member) of any company or corporation and no Group Company holds or owns or is entitled to exercise any option over any share or other security and is not a member of any partnership, joint venture, consortium or any other unincorporated company or association.

10

The copy of the memorandum and articles (or equivalent constitutional documents) of each Group Company attached to the Disclosure Letter is an accurate copy of that document in force on the date of this Agreement.

THE ACCOUNTS AND THE MANAGEMENT ACCOUNTS

11

The Accounts comply with the provisions of the Companies Act 1985 and have been prepared in accordance with generally accepted accounting principles in the United Kingdom (including all applicable Statements of Standard Accounting Practice, Financial Reporting Standards and Abstracts of the Urgent Issues Task Force) under the historical cost convention (together, the “Accounts Standards”).

12

The Accounts, where audited, give a true and fair view as at the date they were prepared of the results for the year ended on the Accounting Date and of the financial position at the end of that year of the Group Company for which they were prepared. Where unaudited, the Accounts have been prepared with due diligence and on a basis consistent with that employed in the previous accounting period and fairly represent the financial position at the end of that year of the Group Company for which they were prepared.

13	Any auditor’s report required to be annexed to the Accounts is unmodified.

14

No changes in the Company’s accounting policies or in the method of application of those policies or in the bases of accounting have been made during the 3 accounting reference periods ended on the Accounting Date and no changes in the Company’s accounting policies or in the method of application of those policies or in the bases of accounting have been made since the Accounting Date.

15

Each of stock and work-in progress was treated in the Accounts in accordance with SSAP 9 and the rate of depreciation of tangible fixed assets used in the Accounts by the Company for the three consecutive accounting reference periods ended on the Accounting Date is in accordance with FRS 15.

16

The combined profits (or losses) of the Company for the three consecutive accounting reference periods ending on the Accounting Date as shown by the Accounts and by the audited accounts of the Company covering previous periods, and the trend of profits (or losses) shown in all such accounts, has not (except as

Disclosed in such accounts) resulted from inconsistencies in accounting practices or the inclusion of exceptional or extraordinary items of income or expenditure (as those terms are defined in FRS 3) or from other such items which are not the results of continuing operations (as defined in FRS 3).

17

The Accounts make provisions which are in accordance with the Accounts Standards or, in the case of actual liabilities, disclose or take into account in accordance with the Accounts Standards as at the Accounting Date:

	(a)	all assets;

	(b)	all liabilities whether actual, contingent or disputed;

	(c)	all capital commitments whether actual or contingent; and

	(d)	all bad and doubtful debtors.

18	No debt owing to any Group Company is subject to any set-off (or other right of retention) or counter-claim.

19

The Accounts contain either provision adequate to cover, or full particulars in notes of, all Taxation (including deferred Taxation) and other liabilities (whether quantified, contingent, disputed or otherwise) of the Company as at the Accounting Date.

20

The Accounts of the Group Companies incorporated in the United Kingdom have, where required, been filed and laid before the Company in general meeting in accordance with the requirements of the Companies Acts.

21	The schedules identifying:

	(a)	any off balance sheet assets or liabilities; and

	(b)	all contingent liabilities and obligations

of the Company attached to the Disclosure Letter are true, complete and accurate in all respects. Other than as so Disclosed, the Company has no other off balance sheet assets or liabilities or contingent liabilities or obligations.

22

The Management Accounts have been prepared with due diligence and on a basis consistent with that employed in preparing the management accounts of the Company for the twelve months ended on the Accounting Date and fairly represent the assets and liabilities and the profits and losses of the Company as at and to the date for which they have been prepared.

ASSETS

23

Except for current assets disposed of in the ordinary course of business and for Real Estate, the assets included in the Accounts and any assets acquired or agreed to be acquired since the Accounting Date -

	(a)	are the absolute and sole property of the Group free from any Encumbrance; and

	(b)	in the case of tangible assets, are in the possession or under the exclusive control of the Group.

24

All fixed and loose plant, machinery, equipment and vehicles owned or used by any Group Company is in satisfactory working order, conforms to all applicable safety regulations and requirements, is capable of doing the work for which it was designed, and is, having due regard to its age and use, in satisfactory condition.

25

Maintenance contracts are in full force and effect in respect of all assets which the any Group Company is obliged to maintain or repair under any leasing or similar agreement and in respect of all assets which it is necessary to have maintained by outside or specialist contractors.

26

Other than assets acquired subject to retention of title clauses and otherwise in the ordinary course, no Group Company has acquired or agreed to acquire any asset on terms that title to such asset does not pass to the Group Company until full payment is made.

27	There has been no exercise or purported exercise of, or any claim for, any charge, lien, encumbrance or equity over any of the assets of any Group Company which is still outstanding.

28	So far as the Warrantors are aware, all stock of each Group Company is in good condition and capable of being used or sold by it in the ordinary course of business (without any allowance or discount).

BUSINESS

29

Details of all substantial customers and suppliers of the Group are set out in the Disclosure Letter and no such substantial customer or supplier of the Group has ceased or, so far as the Warrantors are aware, has indicated an intention to cease trading or dealing with or supplying any Group Company or an intention to make any substantial reduction in trading with or making supplies to any Group Company (for which purposes, a customer shall be deemed substantial if, in any year in the 3 years prior to the Completion Date, it has utilised 2 per cent or more in value of the goods or services provided by the Group in that year and a supplier shall be deemed substantial if, in any year in the 3 years prior to the Completion Date, it has supplied 5 per cent or more of the materials or services purchased by the Group in that year).

30

There is no order, decree or judgment of any court or any governmental or other competent authority or agency of the United Kingdom or any other country outstanding against any Group Company. No Group Company has at any time been the subject of an investigation by HM Revenue and Customs or the Department of Trade and Industry (or their predecessors) under the taxing statutes or the Companies Act. No Group Company is the subject of any investigation, inquiry or enforcement proceedings by any governmental, administrative or regulatory body, and so far as the Warrantors are aware no such proceedings, investigations or inquiries are threatened or pending and there are no circumstances likely to give rise to any such proceedings.

31

So far as the Warrantors are aware, no Group Company has manufactured or sold any products which were, at the time they were manufactured or sold, materially faulty or defective or did not comply with:-

	(a)	warranties or representations expressly made or implied by or on behalf of the Group Company; or

	(b)	all laws, regulations, standards and requirements applicable to the products.

32

No proceedings have been served on a Group Company and, so far as the Warrantors are aware, no proceedings are pending or have been threatened against a Group Company in which it is claimed that any products manufactured or sold by such Group Company are defective, not appropriate for their intended use or have caused bodily injury or material damage to any person or property when applied or used as intended.

33

No proceedings have been served on a Group Company and, so far as the Warrantors are aware, there are no outstanding liabilities or claims pending or threatened against any Group Company in respect of any services supplied by such Group Company for which such Group Company is or may become liable and no dispute exists between any Group Company and any of their respective customers or clients.

34

The licences, consents, permits and approvals which are specified in the Disclosure Letter (and copies of which are annexed to the Disclosure Letter) constitute all of the material licences, consents, permits and approvals which are required or necessary for the lawful carrying on by each Group Company of the Business as it is carried on at Completion. No Group Company has received notice that it has failed to comply with any of the terms and conditions of such licences, consents, permits and approvals which are to be performed by it or that any of them is liable to be superseded, cancelled or revoked and, so far as the Warrantors are aware, there is no reason or factors that any of those licences, consents, permits and approvals may be varied, suspended, cancelled or revoked or which might otherwise prejudice the continuance or renewal of any of those licences, consents, permits and approvals.

35	Since the Accounting Date each Group Company has in all material respects carried on its business in the ordinary course and -

(a)

there has been no adverse change in the financial or trading position of any Group Company and each Group Company’s business, turnover, and financial position (excluding seasonal variations) have not deteriorated or been adversely affected to a material extent by any act or omission of any Group Company or by the loss of any important employee, customer or supplier;

	(b)	there has been no unusual change in any Group Company’s stock in trade and the stock is valued at the lower of cost or net realisable value;

	(c)	no Group Company has entered into or agreed to enter into any commitment to acquire or dispose of any capital asset for a consideration in excess of £10,000;

	(d)	no distribution of capital or income has been declared, made or paid in respect of any share capital of any Group Company;

	(e)	no loan capital has been created or issued or agreed to be created or issued by any Group Company;

	(f)	no Group Company has terminated any distributorship or agency agreement;

	(g)	no litigation, arbitration or employee-related claim involving a Group Company has been discovered and/or settled;

	(h)	each Group Company has paid its creditors and collected from its debtors in the ordinary course;

	(i)	no Group Company has entered into a contract with any of the Sellers and/or an Associate of a Seller;

	(j)	no members’ resolution of any Group Company of any kind has been passed other than resolutions relating to the ordinary business of an annual general meeting;

(k)

no Group Company has acquired or disposed of or agreed to acquire or dispose of any business or any asset (other than trading stock in the ordinary course of business) or assumed or acquired any material liability (including any contingent liability) except at value and on terms determined on an arm’s length basis;

	(l)	no pension scheme refunds have been paid or have become payable to a Group Company and no assets have been transferred from a pension scheme to a Group Company;

	(m)	no Group Company has made any offer of employment to any third party which is outstanding;

	(n)	all amounts received by each Group Company have been paid into the relevant bank account and appear in the appropriate books of account;

(o)

no debtor owing in excess of £5,000 has been released by a Group Company for less than the book value of any debt and no debt in excess of £5,000 owing to a Group Company has been deferred, subordinated or written off or has proved to be irrecoverable to any extent; and

(p)

no material commission has been paid and no material discount has been allowed by a Group Company at a rate or otherwise on terms different from those upon which commissions and discounts were paid or allowed for in the accounting period ended on the Accounts Date.

CONTRACTS

36	A copy of or an accurate summary of the terms of each Material Contract is attached to the Disclosure Letter.

37

No Group Company is in material breach of any Material Contract to which it is a party and no written claim to that effect has been received by any Group Company and the Warrantors are not aware of any subsisting circumstances which may give rise to any such claim.

38

There is attached to the Disclosure Letter a copy of or an accurate summary of the terms of every contract (whether written or unwritten, formal or informal) to which any Group Company is a party falling within any of the following descriptions and which is in force or outstanding in any respect, namely:-

	(a)	contracts entered into otherwise than are in the ordinary course of trading (including contracts by virtue of which any Group Company has granted discounts or special terms to customers);

	(b)	contracts entered into otherwise than on terms determined on an arms’ length basis;

	(c)	hire, hire-purchase, lease and similar agreements;

	(d)	contracts dependent on the guarantee or security of any person;

	(e)	contracts by which any Group Company has appointed, or has been appointed, an agent or distributor;

	(f)	contracts in which a Group Company is acting on behalf of another party (other than as an appointed agent);

(g)

contracts where a Group Company is withholding performance (for whatever reason) of any obligation due to be performed by it, or where obligations owed to a Group Company and due to be performed are being withheld (for whatever reason) by a third party;

	(h)	contracts where the performance is not rendered by a Group Company alone or on its own account;

	(i)	each outstanding guarantee (if any) granted by a Group Company in respect of the obligations of a third party;

	(j)	contracts which require any Group Company to pay any royalty, commission or like payment;

(k)

contracts which relate to the supply of goods and/or services by or to a Group Company (whether or not legally enforceable) under or in relation to which retrospective or future discounts, price reductions or other incentives have been or are proposed to be given by or to any Group Company by or to any other person;

	(l)	all credit arrangements in favour of any customer of any Group Company who has been granted terms of payment in excess of sixty days;

	(m)	all capital commitments under contract binding on a Group Company for the supply and sale of goods or equipment exceeding £50,000 in value; and

	(n)	each outstanding guarantee (if any) granted by a third party in respect of the obligations of a Group Company.

39

No Group Company has given any power of attorney or any other authority (express, implied or ostensible) which is still effective to any person to enter into any contract or commitment or do anything on its behalf (other than any authority of its employees to enter into routine trading contracts in the normal course of their duties).

40

Save as in accordance with the standard terms and conditions of trading of the Business, which are Disclosed, no Group Company has given any guarantee or warranty or made any representation in respect of services, articles or trading stock sold, hired or leased by it save for any guarantee or warranty implied by law and (save as foresaid) has not accepted any liability or obligation to service, repair, maintain, take such or otherwise do or not do anything in respect of any services, articles or stock that would apply after such services, articles or stock had been delivered by it.

41	There is no outstanding indebtedness or other liability (of whatsoever nature, whether present or future, actual or contingent) owing:

(a)

by any Group Company to any of the Sellers or to any director or former director of any Group Company or to any independent contractor providing the services of any such persons or to any person connected with a Group Company or with any of the Sellers or with any such director, former director or contractor; or

(b)

a Group Company by any of the Sellers or by any such director, former director or contractor or by any person connected with a Group Company or with any of the Sellers or with any such director, former director or contractor.

42	No Group Company:-

(a) has terminated the appointment of any agent or distributor in the period of twelve months prior to the date of this Agreement; and

(b) notwithstanding such termination, has supplied any goods or services to any such party at any time in the period following termination of the agency or distributorship.

43	Each subsisting contract by which any Group Company has appointed an agent or a distributor continues to operate according to, and without material alteration to, its terms as Disclosed.

44

Each contract hire and contract service agreement to which any Group Company is a party has been entered into on the basis of and without material alteration to the standard forms of contract hire and contract service agreement respectively which are Disclosed.

45

There are no existing contracts (including, without limitation, customer and supply contracts) to which any Group Company is a party and in which any of the Sellers and/or an Associate is interested (and for the purposes of this paragraph a person shall be deemed to be interested in a contract if, were he a director of the Company, he would be interested in that contract for the purposes of Section 317 of the Companies Act).

46

There are no agreements or arrangements in place which restrict the freedom of any Group Company to sell into any territory in the world as it sees fit, except those agency and distribution agreements which are set out in the Disclosure Letter.

47	No Group Company is a party to any agreement which is or may be terminated or become terminable by reason of any change in the ownership of the Shares.

48	Save for advances to employees not exceeding £2,000 in aggregate, no Group Company is owed any moneys other than trade debts incurred in the ordinary course of business.

49

Neither the acquisition of the Shares by the Buyer nor compliance with the terms of this Agreement will entitle any person to receive from a Group Company any finder’s fee, brokerage or other commission in connection with the purchase of the Shares by the Buyer.

50

Save for trade credit afforded to its customers in the ordinary course of business and advances to employees not exceeding £2,000 in aggregate, no Group Company has lent any money that has not been repaid to it or been written off.

51

No Group Company has done or agreed to do anything (including, without prejudice thereto, the implementation of this Agreement) as a result of which any subsidy, investment incentive or other grant paid to it is or may be liable to be refunded in whole or in part.

52

Complete and accurate details of all subsidies, investment incentives and other grants paid to or claimed by the Group Companies within the period of 5 years preceding the date of this Agreement are set out in the Disclosure Letter.

53

Save through the Group, none of the Sellers, and no Associate (whether alone or together with or as agent or officer of any other person, firm or company or through the medium of any company, partnership, unincorporated body or otherwise) carries on or is engaged, concerned or interested, whether directly or indirectly, in any company or business which competes with the Business.

COMPETITION/ANTI-TRUST

54	So far as the Warrantors are aware, no Group Company is or has been a party to any agreement or arrangement or engaged in any practice which -

(a) is of the description prohibited by article 81 or 82 of the EC Treaty;

(b) is of the description prohibited by section 2 or 18 of the Competition Act 1998.

55	No officer, employee or agent of any Group Company, or any person acting on its behalf:-

(a) is or has at any time been engaged in any activity which could constitute a cartel offence;

	(b)	is presently being prosecuted for a cartel offence or is the subject of a report to the relevant prosecuting authorities; or

	(c)	has received or has sought to obtain a ‘no action’ letter from the Office of Fair Trading in respect of any alleged cartel offence.

56

No Group Company has received any process, notice or communication, formal or informal, by or on behalf of the Office of Fair Trading, the European Commission, the Serious Fraud Office or any sectoral regulator (if appropriate) or any other authority of any country (or any political or administrative sub-division thereof) having jurisdiction in anti-trust matters, in relation to:-

	(a)	any aspect of the business of the Group (which may include its dealings on a market or in relation to a third party, which market or whose activities are being investigated by any such authority); or

	(b)	any agreement, decision or concerted practice to which any Group Company is, or is alleged to be, a party; or

(c)

any investigation under section 188 of the Enterprise Act into the conduct or affairs of any current or former officer, employee or agent of any Group Company or any person who acts (or has acted) on a Group Company’s behalf, and, so far as the Warrantors are aware, there are no subsisting circumstances which may give rise to any such process, notice or communication being received by any Group Company.

57

No Group Company has applied for or been granted leniency by the Office of Fair Trading from any fine imposed or to be imposed on it under section 36 of the Competition Act 1998 and has not applied for or received any reduction or abatement in fines from any other competition authority in any other jurisdiction.

58

No Group Company has granted or offered any undertakings (interim or final) (including enforcement undertakings and orders) to any person or authority as to future conduct or activities whether under the Competition Act 1998 or the Enterprise Act 2002, nor is it subject to any order (including an enforcement undertaking or order) made by any person, court or authority imposing same or an interim or final basis.

59

The Group has not been the subject of any previous investigation by the Office of Fair Trading, the European Commission, the Serious Fraud Office or any sectoral regulator (if appropriate) for infringement (or alleged infringement) of the competition rules contained in the Competition Act 1998, the Enterprise Act 2002 or the Treaty of Rome.

60	No penalty has been imposed on a Group Company in respect of any matter under the Competition Act 1998, the Enterprise Act 2002 or the Treaty of Rome.

61

No Group Company has been a party to any acquisition or divestment of any undertaking (in whole or in part) which creates, or would create, a relevant merger situation resulting (or which may be expected to result) in a substantial lessening of competition in the UK for goods or services, or a concentration within the meaning of the EU Merger Regulations.

HEALTH AND SAFETY

62

Each Group Company has at all times complied with all Health and Safety Laws and so far as the Warrantors are aware, there are no facts or circumstances which may lead to any breach of or liability under any Health and Safety Laws.

63

Each Group Company has obtained and has at all times complied with all Health and Safety Permits, all Health and Safety Permits are in full force and effect, and so far as the Warrantors are aware there are no facts or circumstances that may lead to the revocation, suspension, variation, non renewal or inability to transfer any Health and Safety Permits.

64

All information provided by or on behalf of a Group Company to any relevant enforcement authority, and all records and data required to be maintained by a Group Company under the provisions of any Health and Safety Laws are complete and accurate.

65

There have been no claims, investigations, prosecutions or other proceedings against or threatened against any Group Company or any of its directors, officers or employees in respect of harm arising from the operation of the Business or occupation of any of the Real Estate or for any breach or alleged breach of any Health and Safety Permits or Health and Safety Laws and so far as the Warrantors are aware there are no facts or circumstances which may lead to any such claims, investigations, prosecutions or other proceedings.

66

No Group Company has received any enforcement, prohibition, stop, remediation, improvement or any other notice from any enforcement authority, including, the Health and Safety Executive and the relevant local authority, with regard to any breach or alleged breach of any Health and Safety Laws.

67

No Group Company has or, so far as the Warrantors are aware, is likely to have any actual or potential liability under any Health and Safety Laws by reason of it having owned, occupied or used any land or buildings.

INSURANCE

68	The particulars of the insurance policies held by each Group Company (‘the Insurances’) given in the Disclosure Letter are true and accurate in all material respects.

69

All the Insurances are in full force and effect. So far as the Warrantors are aware there are no circumstances which might lead to any liability under any of the Insurances being avoided by the insurers. Save as disclosed, there is no claim in excess of £10,000 in value outstanding under any of the Insurances and, so far as the Warrantors are aware, there are no circumstances likely to give rise to such a claim. Where such a claim is outstanding, it has been notified to the relevant insurers and is fully insured (without any requirement for a Group Company to make payment in respect of any excess).

70	All premiums have been paid in accordance with the terms of the relevant policy.

71

So far as the Warrantors are aware, there are no subsisting circumstances which may give rise to any of the Group’s insurance providers seeking to recover any monies paid over from a Group Company or otherwise affecting the operation of and cover provided by the insurances.

LEGAL PROCEEDINGS

72

No Group Company is engaged or involved in nor has it received written notice threatening it with any litigation, prosecution, arbitration or other legal proceedings (whether as claimant, defendant or third party), except for normal debt collection in respect of sums not exceeding £10,000 and, so far as the Warrantors are aware, there are no subsisting circumstances that may give rise to any such proceedings.

INSOLVENCY

73	No Group Company is insolvent or unable to pay its debts within the meaning of any insolvency Legislation applicable to it and no Group Company has stopped paying its debts as they fall due.

74	No order has been made or petition presented, meeting convened or resolution passed for the winding up of any Group Company.

75

No administrator, administrative receiver or receiver has been appointed in relation to any Group Company, nor, so far as the Warrantors are aware, has any step been taken to initiate any process by or under which an administrator, administrative receiver or receiver may be appointed in relation to any Group Company.

76	No composition in satisfaction of the debts of the any Group Company or scheme of arrangement of its affairs or compromise or arrangement between it and its creditors or members or any class of its creditors or members has been proposed, sanctioned or approved.

77	No event analogous to any of the foregoing has occurred in the UK or in any other jurisdiction.

COMPLIANCE AND RECORD KEEPING

78

The financial and other records, statutory books and books of account of each Group Company are duly entered up and maintained in accordance with all legal requirements applicable thereto do not contain any material inaccuracies or discrepancies and contain true and accurate records of all matters required to be dealt with therein and all such books and all records and documents (including, without limitation, all documents of title, accounts, books, ledgers and contracts to which it is a party) which are the property of the Group are in its possession or under its control and all accounts, documents, returns and forms required to be delivered or made to the Registrar of Companies and any relevant foreign equivalent have been duly and correctly delivered or made.

79	No notice has been received by a Group Company that any of those records are incorrect or should be rectified.

80	No Group Company has at any time: -

(a) repaid or agreed to repay or redeem any shares or any class of its share capital or otherwise reduced or agreed to reduce its share capital or any class thereof;

(b)

capitalised or agreed to capitalise in the form of shares or debentures or other securities or in paying up any amounts unpaid on any shares, debentures or other securities, any profits or reserves of any class or description or passed or agreed to pass any resolution to do so;

(c) purchased any of its own shares; or

(d)

directly or indirectly provided any financial assistance (as defined in Section 151 of the Companies Act 1985) for the purpose of the acquisition of shares of the Company or of any holding company of the Company or for the purpose of reducing or discharging any liability incurred in any such acquisition whether pursuant to Section 155 of the Companies Act 1985 or otherwise.

81	No Group Company has received a distribution from any company in contravention of Section 263 or Section 264 of the Companies Acts.

PART 3 - INTELLECTUAL PROPERTY AND IP LICENCES

82	Accurate particulars of the Registered Intellectual Property are set out in Schedule 4.

83

There are no agreements or arrangements in effect whereby a licence, sub-licence or other permission to use has been granted to or by, or is obliged to be granted to or by any Group Company in respect of the Intellectual Property other than the IP Licences.

84	A copy of or an accurate summary of the terms of each of the IP Licences are set out in the Disclosure Letter.

85

Except to the extent that the Intellectual Property is the subject of a valid and enforceable IP Licence from a Group Company to a third party, or a Group Company is the licensee of rights under the IP Licences or the ICT Contracts, the Company (or another member of the Group) is the sole and beneficial owner of the Intellectual Property (or the right to apply therefor) free from any Encumbrances.

86	The Registered Intellectual Property is valid, enforceable and subsisting.

87

All registration and renewal fees payable in respect of any of the Intellectual Property have been paid up to date and all steps necessary for the maintenance of the Intellectual Property have been taken.

88	All the IP Licences are in full force and effect and will not terminate or be capable of terminating solely by reason of the execution and performance of this Agreement.

89	None of the IP Licences are due to expire within 90 days of the date of this Agreement.

90	So far as the Warrantors are aware, none of the Intellectual Property:

(a)

is used, enjoyed or exploited by any person except the Group Company (excluding only those IP Licences and ICT Contracts under which the Company has been granted non-exclusive rights by a third party);

(b) is being, or has been within three years before the date of this Agreement, infringed, challenged, disputed, opposed or attacked by any person; or

(c) is the subject of any outstanding application for rectification in whole or in part;

and so far as the Warrantors are aware there are no circumstances which might give rise any of the things mentioned in sub-paragraph (b) or (c) being done.

91

So far as the Warrantors are aware, none of the Intellectual Property or anything done in the conduct of the Business infringes or has infringed any Intellectual Property Rights of a third party or conflicts or places any Group Company in breach of any Intellectual Property Rights of a third party or gives rise to any obligation to pay any royalty, fee or compensation, other than pursuant to the terms of the IP Licences or assignments made in the ordinary course of business, full particulars of which are disclosed in the Disclosure Letter.

92

No Group Company is in breach of any material term of any IP Licence and so far as the Warrantors are aware there are no circumstances which might give rise to a claim for breach of any material term of any IP Licence.

93	No former or present employee, director, offices or shareholder of any Group Company or other third party owns or has claimed in writing to own any part of the Intellectual Property.

94

So far as the Warrantors are aware no Group Company has disclosed any Confidential Information and/or Know-How to any third party save under the terms of confidentiality undertakings, details of which are set out in the Disclosure Letter.

PART 4 - INFORMATION TECHNOLOGY AND RELATED

95	The Disclosure Letter contains an accurate summary of the ICT Systems.

96	A copy of or a summary of the terms of all ICT Contracts which are material in the context of the Business, is set out in the Disclosure Letter.

97	Save as set out in the Disclosure Letter:-

(a) all ICT Systems and data are owned by a Group Company and are not wholly or partly dependent on any facilities or services not under the exclusive ownership and control of the Group;

(b)

there are no restrictions relating to the use of the ICT Systems which may prevent the Company, any Group Company or any person authorised by the Company from using the ICT Systems for the purposes of the Business.

98	All ICT Systems are in satisfactory working order and have been and are being regularly maintained.

99

The Intellectual Property Rights in the ICT Systems are either owned by the Group or held by it on licence the terms of which have been Disclosed, the licence documentation for all such ICT Systems being in the possession of the Group at Completion.

100

Neither the Company nor any Group Company has altered, adapted or modified (or permitted any other person so to do in respect of) any software held by it on licence or used by it, whether with or without the consent of the owner or manufacturers of such software.

101	Accurate particulars of the Group’s disaster recovery plans and I.T. security arrangements are set out in or annexed to the Disclosure Letter.

102	So far as the Warrantors are aware, no ICT Contract has been the subject of any material breach or default, or is due to expire within 90 days of the date of this Agreement.

103	The ICT Systems have not suffered any material failures or breakdowns in the year immediately preceding the date of this Agreement.

104

Neither the performance nor the functionality of the ICT Systems will be or has been at any time in the two years immediately preceding the date of this Agreement adversely affected by any date change.

105	The ICT Systems are and will continue to be and have at all times in the two years immediately preceding the date of this Agreement been Euro compliant.

106	All Domain Names used in the Business or registered to the Company are set out in the Disclosure Letter and have been (and remain) registered with all applicable domain registrars.

107

Any and all software and/or websites developed for any Group Company are owned by that Group Company absolutely and no third party has any right, title or interest in or to the Intellectual Property Rights subsisting in such software and/or websites.

108	No Domain Name used in the Business is registered in the name of a party other than a Group Company.

109

The Company has notified itself and the registerable processing it undertakes to the Office of the Information Commissioner under the Data Protection Act 1998 and all due and requisite fees in respect of such notification have been paid.

110	There are no outstanding enforcement, deregistration or transfer prohibition notices or any other nature of notice under the Data Protection Act 1998 currently outstanding against the Company.

111

There are no unsatisfied requests to the Company made by data subjects in respect of personal data held by it nor any outstanding claims for compensation for inaccuracy, loss or unauthorised disclosure of personal data.

112

The Company has not transferred personal data outwith the European Economic Area without having complied fully with the Data Protection Act 1998 and, in particular, principle 8 of schedule 1 and schedule 8 thereof.

PART 5 - OFFICERS AND EMPLOYEES

113

Particulars are disclosed by the Disclosure Letter of the names, dates of birth and commencement of employment and of continuous employment and terms and conditions of employment by each Group Company of all of its employees (including current wage and other emoluments and benefits (whether contractual or otherwise)) and the terms of engagement under which the services of any other individual are provided for a Group Company.

114

No employee of any Group Company is remunerated on a profit sharing or bonus or commission basis. There are no arrears of commission or bonus or similar remuneration due by a Group Company to any of its employees.

115	No employee of any Group Company is entitled to or participates in any share option or share incentive schemes.

116	No Group Company has since the Accounts Date:

(a)

changed, or agreed to change, the terms of its employment (including terms relating to remuneration or pension benefits) of any person who was employed by a Group Company on the Accounts Date and entitled to remuneration at a rate in excess of £25,000 per annum;

(b)

paid or given, or agreed to pay or give, to any of its officers or employees the any remuneration or benefit, except the salary or wage or benefits to which he is contractually entitled under the terms of his employment; or

(c) been notified of any wage claim or agreed any general increase in wages or wage rates.

117

There are no sums owing to any present or former officers or employees of any Group Company other than remuneration accrued but not due for payment in respect of the pay period current at the date of this Agreement and business expenses incurred in such period in respect of which any officers or employees are entitled to be reimbursed.

118

In the 12 months prior to Completion, no Group Company has been found liable by a Court or Tribunal of competent jurisdiction for breach of any contract of service or contract for services, for redundancy payment or for compensation for wrongful or unfair dismissal or in respect of any discrimination (howsoever arising), no such claims are outstanding at the date hereof and so far as the Warrantors are aware, there are no subsisting circumstances which may give rise to any such claim.

119	Except as contemplated by this Agreement, no present employee of any Group Company has given or received notice of termination of his employment or engagement or is appealing against dismissal.

120	No Group Company has recognised any trade unions or received any request for such recognition and no Group Company is a party to any collective bargaining or other agreement with any trade union.

121

No Group Company is nor, since the Accounting Date, has been involved in any strike, lock-out, industrial, trade or other dispute with any employees or any trade union or other body or group of persons representing any employees and, so far as the Warrantors are aware, there are no subsisting circumstances which may give rise to any such dispute.

122

There are no subsisting contracts for the provision by any person of consultancy services to any Group Company and there are no employees, workers or consultants details of whom are not Disclosed in the Disclosure Letter.

123

No assurances or undertakings (whether legally binding or not) have been given to any of the employees of any Group Company as to the continuance or introduction or increase or improvement of any retirement, death, sickness or disability scheme.

124

In the 12 months prior to Completion, no Group Company has given notice of any redundancies to the Secretary of State for Employment or started consultations with any trade union or unions under the provisions of Chapter 2 of Part IV of the Trade Union and Labour Relations (Consolidations) Act 1992 and no Group Company has failed to comply with any such obligations under Chapter 2, Part IV.

125	No employee of any Group Company is subject to immigration control in respect of the right to be engaged in employment in the United Kingdom.

126

No employee of any Group Company or former employee of any Group Company is receiving or due to receive any payments under any disability or permanent health or any similar insurance scheme operated by the Group.

127

Other than as Disclosed in the Disclosure Letter there has been no inquiry, correspondence or contact between any Group Company and the Commission for Racial Equality; the Equal Opportunities Commission or the Disability Rights Commission.

PART 6 – MEDICAL EXPENSES SCHEME

128	For the purposes of this Part 5, “Medical Expenses Scheme” means the medical expenses scheme insured with BUPA, under the policy numbers 2026200360009 and 2026200360016.

129	Save in relation to the Medical Expenses Scheme no Group Company has any liability in relation to a scheme for the payment of benefits on sickness, disablement or accident or any similar arrangement.

130	In relation to the Medical Expenses Scheme, the following are Disclosed:

(a) copies of explanatory literature issued to members and any potential members; and

(b) accurate details of insurance cover provided.

131	All amounts that have become payable to the Medical Expenses Scheme have been paid.

PART 7 – PENSIONS

132	For the purposes of this Part 7:

	(a)	“Group LAS” means the Applied Sweepers Group Life Assurance Scheme established by a deed dated 15 May 2007 and insured with American Life Insurance Company under the policy number 407A0336;

	(b)	“Group PPP” means the group personal pension scheme applicable to certain Group Company employees and provided by Standard Life with the scheme number J37359;

(c)

“SIPPs” means the self-invested personal pension schemes selected from time to time by A F Galashan, G Fleming, P Munnoch, A Riach and D Watson to receive contributions payable in respect of them by their employing Group Company;

	(d)	“Individual PPPs” means the individual personal pension plans applicable to:

(i) Alan Richardson, provided by Clerical Medical under policy number 5175319K; and

(ii) Jonathan Matthews, provided by Scottish Widows under policy number 0831134859;

	(e)	“Stakeholder Scheme” means the stakeholder personal pension arrangement applicable to employees of the Group Companies and provided by Standard Life; and

	(f)	“Sellers’ Schemes” means the Group LAS, the Group PPP, the SIPPs, the Individual PPPs and the Stakeholder Scheme.

133

Save in relation to the Sellers’ Schemes and the state pension schemes no Group Company has any liability in relation to any occupational pension scheme, life assurance scheme, death benefit scheme, personal pension scheme, retirement annuity contract, stakeholder pension scheme, or any similar arrangement.

134

Details of the Sellers’ Schemes are contained in the Disclosure Letter, including details of the amounts payable by the employing Group Company to the Seller’s Schemes, the employees in respect of whom these amounts are payable, the employees who are members of the Group LAS and copies of the governing documentation and policy of insurance relating to the Group LAS.

135	The Sellers have not proposed any amendments to the disclosed details of the Sellers’ Schemes.

136

So far as the Warrantors are aware, save for routine and undisputed claims for benefit, no claim, dispute, complaint or investigation (including ombudsman proceedings) has arisen or been threatened which relates to any of the Sellers’ Schemes.

137	All amounts that have become payable to the Sellers’ Schemes by any Group Company and any amounts payable by any Group Company in respect of services provided to the Sellers’ Schemes have been paid.

138	All benefits under the Group LAS are fully insured and, so far as the Warrantors are aware, there is no ground on which the insurer might avoid liability under the insurance.

139	So far as the Warrantors are aware, no Group Company is or has been in breach of any applicable obligation under section 3 of the Welfare Reform and Pensions Act 1999.

140

So far as the Warrantors are aware, none of the employees of any Group Company or former employees of any Group Company have been the subject of a transfer of an undertaking to which the Transfer of Undertakings (Protection of Employment) Regulations 1981 or the Transfer of Undertakings (Protection of Employment) Regulations 2006 applied in circumstances where, in their employment with the transferor employer in relation to any such transfer, they were members of, eligible to be members of or, had their employment with that transferor employer continued, would have become eligible to become members of an occupational pension scheme.

141

So far as the Warrantors are aware all benefits payable under the Group PPP, the SIPPs, the Individual PPPs or the Stakeholder Scheme are calculated by reference to the contributions paid in respect of a member and the investment return thereon and no Group Company has promised that those benefits will equate (approximately or exactly) to any particular amount.

PART 8 – REAL ESTATE

142	The Real Estate is the only real property owned, used or occupied by the Group.

143

No Group Company has any right of ownership, right of use, option, right of first refusal or contractual obligation to purchase or in any other way dealt with, or any other legal or equitable right affecting any real property other than the Real Estate.

144

No Group Company has previously owned or occupied any real property in respect of which any of them has any actual or contingent liability and the Company has no outstanding obligations under any guarantee granted by it in respect of the performance by any person of any obligation in respect of any such property.

145	No Group Company has given any guarantee or indemnity for any liability relating to any of the Real Estate or any other real property.

146	The information in respect of the Real Estate contained in Schedule 3 is complete and accurate.

147	The Group Company identified as the owner in Schedule 3 has a good and marketable title to the relevant Real Estate.

148	The Real Estate is exclusively occupied by the Group Company identified as the occupier in Schedule 3.

149

The Real Estate is free from claims, liabilities, third party rights, private rights to restrict its use (other than any rights in accordance with the terms of any lease or title under which the relevant Real Estate is held), rights of occupation, options, rights to acquire, rights of first refusal, financial obligations (including public financial obligations), security interests, public rights and public restrictions.

150

The terms of the Lease are not unusual or onerous. The landlords and tenants in terms of the Lease are not in material breach of their obligations thereunder. There is no outstanding application for any consent under the Lease. There is no pending rent review under the Lease.

151	No notices relating to the Real Estate have been served or received by any Group Company and, so far as the Warrantors are aware, there are no disputes relating to or affecting any of the Real Estate.

152	Any rent and other monies payable in respect of the Real Estate is fully paid and up to date.

153	So far as the Warrantors are aware there are no circumstances which may give rise to an entitlement on the part of the landlord to terminate or irritate or forfeit the Lease.

154

The Lease is the only lease or other document which exists in relation to the relevant Group Company’s rights of occupation of that part of the Real Estate and it has not been the subject of any amendment or alteration or variation formal or informal and the Group Company has not entered into any negotiations for any amendment, alteration or variation other than as disclosed herein.

155	No actions have been carried out in terms of the Lease which have not been approved by the landlord if required.

156

Each landlord of the Real Estate based in Scotland had at the date of grant of the Lease a good valid marketable title and unencumbered title as registered proprietor or heritable proprietor of that part of the Real Estate and has not, to the knowledge of the Company, taken any steps which would affect the validity of the Lease.

157	All necessary third party and heritable creditors’ or charge holder’s consents to the grant of the Lease have been properly obtained and are in the Company’s possession.

158

So far as the Warrantors are aware, no Group Company is in breach or contravention of or non-compliance with any obligations, restrictions, exceptions, reservations, conditions, agreements, statutory and/or common law requirements, bye-laws, orders and other stipulations or regulations affecting the Real Estate.

159	Other than the Lease there are no sub-leases, tenancies, licences or other rights of occupation affecting any part of the Real Estate.

160

No Group Company has received any notices from any local or other regulatory authority in respect of any breach of or non-compliance with the terms of the Legislation in respect of any of the Real Estate.

161	All documents which in any way affect the right, title or interest of any Group Company in or to the Real Estate and which attract Stamp Duty have been duly stamped.

162	In respect of the Real Estate situated in England:

(a)

All buildings and erections thereon have been erected or, where appropriate, altered or extended in accordance with all necessary permissions, licences, consents (including title consents) and warrants (all of which are in the Company’s possession) and in particular (but without prejudice to the generality) in conformity with the Planning (Listed Buildings and Conservation Area) Act 1990, the Planning (Hazardous Substances) Act 1996 and the Planning and Compensation Act 1991 and any statutory modifications or re-enactment thereof (the “English Planning Acts”); and

(b) the present uses of the Real Estate situated in England are either their permitted uses (free from conditions) or their established uses for the purposes of the English Planning Acts.

163	In respect of the Real Estate situated in Scotland:

(a)

all buildings and erections thereon have been erected or, where appropriate, altered or extended in accordance with all necessary permissions, licences, consents (including title consents) and warrants (all of which are in the Company’s possession) and in particular (but without prejudice to the generality) in conformity with the Town and Country Planning (Scotland) Acts and the Building (Scotland) Acts and any statutory modifications or re-enactment thereof (for the purposes of this warranty together hereinafter referred to as “the Planning Acts”);

(b)

the present uses of the Real Estate are either their permitted uses (free from conditions) or their established uses for the purposes of the Planning Acts and there has been no contravention by the Company or any Group Company of the Planning Acts or any of them or any order or regulation made under or by virtue of the Planning Acts or any of them in relation to the Real Estate; and

(c)

the planning permissions affecting the Real Estate are valid and subsisting and are not temporary or suspended or personal to one party only and are also either unconditional or subject only to conditions which have been satisfied in all material respects so that nothing further remains to be done thereunder and no planning permissions remain unimplemented (whether in whole or in part) nor has any planning application been submitted which awaits determination.

164	There are no outstanding applications to vary any planning permission affecting the Real Estate.

165

So far as the Warrantors are aware, there are no proposals made or intended to be made by the local, planning or any other competent authority concerning the compulsory acquisition of all or any part of the Real Estate.

166

The Real Estate situated in Scotland benefits from all necessary rights of pedestrian and vehicular access to and from the publicly adopted road known as Bankside and each part of the Real Estate and no other rights of vehicular or pedestrian access and egress are required in respect of same.

167	The Real Estate situated in Scotland benefits from all necessary servitude rights and wayleaves for all pipes, drains, cables, service media and others serving or required to serve the Real Estate.

PART 9 – ENVIRONMENTAL

168	For the purposes of this Part 9:

(a)

“Environment” means and includes any living organisms (including man), ecosystems and the media of air (including air in buildings, natural or man-made structures below or above ground), water (including territorial waters, coastal and inland waters, surface and ground waters and water within drains and sewers) and land (including any under water and whether above or below surface);

	(b)	“Environmental Authority” means a governmental agency, court, tribunal or other regulatory body with jurisdiction under Environmental Laws;

(c)

“Environmental Consent” means any material consent, approval, permit, licence or authorisation required under the Environmental Laws for the operation of the Business as carried on at the date of this Agreement;

(d)

“Environmental Laws” means all international, European, national, federal, state or local statutes, bye-laws, orders, regulations or other law or subordinate legislation or common law and any orders, ordinances, decrees or regulatory codes of practice, circulars, guidance notes and equivalent controls in each case having the force of law relating to the Environment or Environmental Matters (excluding for the avoidance of doubt health and safety laws and laws relating to fire precautions and to management or removal of asbestos) to the extent that they are valid, in force and enforceable at the date of this Agreement;

	(e)	“Environmental Matters” means:

(i)	pollution or contamination of the Environment;

(ii)	the generation, manufacture, processing, handling, storage, distribution, use, treatment, removal, transport, disposal, release, spillage, deposit or discharge of Hazardous Substances;

(iii)	the creation of noise or vibration; or

(iv)	the protection and preservation of the Environment;

	(f)	“Hazardous Substance” means any substance, including waste, which is capable of causing material harm to the Environment.

169

The Group is operating and has for the period of six years ending on the date of Completion been operating in material compliance with Environmental Laws and, so far as the Warrantors are aware, (but without having carried out any due diligence or enquiry) there has been no such material non-compliance by the Group prior to the period of six years ending on the date of Completion which would give rise to a material liability under Environmental Laws.

170

The Group has obtained and is in all material respects in compliance with the terms and conditions of all Environmental Consents required for the operation of the Business and all such Environmental Consents are in full force and effect.

171

No written notice has been received by any member of the Group indicating that any material Environmental Consents required for the operation of the Business are likely to be revoked, suspended, materially varied or not renewed and so far as the Warrantors are aware there are no circumstances which are likely to result in any material Environmental Consents being revoked, suspended, materially varied or not renewed.

172

There are no existing actions, proceedings or investigations nor any written threats of actions or proceedings or investigations by Environmental Authorities or third parties against any Group Company arising from the operation of the Business with respect to any material breach or alleged material breach of Environmental Laws or Environmental Consents or material Environmental Matters and there have never been any such actions, proceedings or written threats of actions or proceedings against any Group Company and, so far as the Warrantors are aware, there are no circumstances likely to give rise to any such actions or proceedings.

173

So far as the Warrantors are aware no material events or incidents have occurred during the period of three years ending on the date of Completion which would give rise to a material liability under Environmental Laws.

174

So far as the Warrantors are aware (but without having carried out any due diligence or enquiry) there are not now and never have been any underground storage tanks located on, in or under any of the Real Estate situated in Scotland.

175

The Company does not have in its possession and is not aware of any survey or other reports relating to pollution of soil or groundwater or surface waters at or associated with any of the Real Estate which reports have not been disclosed to the Buyer.

PART 9 – TAX

          GENERAL COMPLIANCE AND RELATIONSHIP WITH TAX AUTHORITIES

SUBMISSIONS TO A TAX AUTHORITY

176

All documents, computations, returns, and other information submitted in any form to a Tax Authority, within the past 6 years, by or on behalf of any Group Company have been submitted in all material respects properly and accurately, and so far as the Warrantors are aware there are no circumstances that could render those documents and information inaccurate or incomplete.

177

All claims and elections which have been made by any Group Company in the last 6 years prior to Completion are valid and have been made within the statutory time limits and none of the claims or elections are in dispute, or will be withdrawn.

OBLIGATION TO SUBMIT MATERIAL TO A TAX AUTHORITY

178

All documents, returns, computations and other information that any Group Company was obliged to submit for any Tax, stamp duty land tax or stamp duty purpose within the 6 years prior to Completion to a Tax Authority have been submitted within the requisite period and no liability to interest, penalties or other charges have been incurred by any Group Company within the 6 years prior to Completion; none of such returns has been disputed in any material respect by any Tax Authority and so far as the Warrantors are aware there are no subsisting circumstances which may give rise to any dispute.

PAYMENT OF TAX

179	All Tax for which any Group Company is liable to account within the 6 years prior to Completion has been duly paid.

REPAYMENTS AND NOTICES

180	No Group Company has received from any Tax Authority any payment to which it was not entitled or any notice in which its Tax Liability was understated.

DEDUCTION AT SOURCE

181	Each Group Company has properly and duly deducted Tax from all payments made or treated as made to its employees and accounted to the relevant Tax Authority for all Tax so deducted by it.

VAT – REGISTRATION, COLLECTION AND DOCUMENTATION

182

Each Group Company is duly registered and is a taxable person for the purposes of VAT and all supplies of goods and services made by the Company are fully taxable supplies for the purposes of the Value Added Tax Act 1994 (“VATA 1994”) or any other similar or equivalent legislation in any other applicable jurisdiction.

183	Since the Accounting Date each Group Company has duly collected output tax on its supplies and documented any payments of input tax.

184

No Group Company is in arrears with any payment of or returns in respect of VAT, or liable to any abnormal or non-routine payment, or any forfeiture or penalty or to the imposition of any penal provision in respect of VAT.

185	No circumstances have arisen as a result of which HMRC or any other Tax Authority have or could make a direction under Schedule 9A to the VATA 1994 or any other similar or equivalent legislation in any other applicable jurisdiction. in relation to a Group Company.

186

The Company (including any relevant associate of the Company as defined in paragraph 3(7) of Schedule 10 of VATA 1994) has exercised an election to waive the exemption from VAT under paragraph 2 of Schedule 10 of the VATA 1994 in respect of any land or buildings in which it has or may acquire an interest.

187

No Group Company is subject to the partial exemption rules in respect of claiming a deduction for input tax pursuant to Part XIV of the VAT Regulations 1995 or any other similar or equivalent legislation in any other applicable jurisdiction.

188	So far as the Warrantors are aware, each Group Company has complied with all obligations to charge and account for any VAT in any jurisdiction in which it makes supplies.

CLAIMS FOR RELIEF

189

All claims by any Group Company for Relief have been properly made, and no Relief has been claimed or given to any Group Company, or taken into account in determining the provision for Tax in the Accounts, which so far as the Warrantors are aware could be withdrawn, postponed or restricted as a result of entering into this Agreement or Completion.

TAX RECORDS - GENERAL

190

Each Group Company has maintained sufficient records to enable it to make proper returns for Tax purposes, to submit any other documents or information which it is obliged to submit to a Tax Authority, and calculate any Relief or Tax Liability arising on the disposal of any asset owned by it on the Accounting Date.

TAX RECORDS - VAT

191	Each Group Company has maintained in all material respects complete, correct and up-to-date records for the purposes of all legislation relating to VAT.

CONSENT OR CLEARANCE GRANTED BY THE TAX AUTHORITY

192

Any consent or clearance obtained by any Group Company from any Tax Authority has been granted by that Tax Authority on a proper basis, and so far as the Warrantors are aware, there is no reason why such consent or clearance might become invalid; full details of all applications for clearances made in the 3 years prior to Completion are contained in the Disclosure Letter.

SHARES

193

No Group Company has purchased any of its shares in circumstances where the payment would be treated as a distribution and in respect of all such purchases advance clearances were obtained pursuant to section 225 ICTA or any other similar or equivalent legislation in any other applicable jurisdiction.

CONCESSIONS

194	The amount of Tax chargeable on any Group Company has not, to any material extent, depended on any concession, settlement, agreement or other formal or informal arrangement with any Tax Authority.

TAX DISPUTES

195

The Tax affairs of each Group Company have not within the past six years been the subject of any investigation, dispute, audit, discovery, access order or enquiry (other than routine questions) by any Tax Authority and, so far as the Warrantors are aware, there are no facts or circumstances that could cause the relevant Group Company’s Tax affairs to become the subject of any such investigation, audit, discovery, access order, enquiry or dispute.

TAX STATUS

DEMERGERS AND TAX EXEMPT DISTRIBUTIONS

196

No Group Company has during any accounting period ending on or within the five years before Completion been engaged in, or been a party to, any of the transactions set out in sections 213 to 218 (inclusive) ICTA or section 192 of the Taxation of Capital Gains Act 1992 or any other similar or equivalent legislation in any other applicable jurisdiction.

NON - DEDUCTIBLE PAYMENTS

197

No Group Company has made or assumed any obligation to make any payments of an income nature, or to make any payment to or provide any benefit for any of its current directors, officers, or employees for whatever reason, which are wholly or partially disallowable as deductions or charges in computing the relevant Group Company’s profits for Tax purposes for any reason.

CAPITAL EXPENDITURE - ALLOWANCES

198

All capital expenditure incurred by the any Group Company since the Accounting Date and all capital expenditure which may by incurred by any Group Company under any existing contract has qualified or will be capable of qualifying for capital allowances.

DISALLOWANCE OF LOSSES

199

There has not been in the past three years a major change in the nature or conduct of the trade or business of any Group Company such as might prevent the carry forward or back of trading losses or excess management expenses by reason of the application of section 768A or 768B ICTA or any other similar or equivalent legislation in any other applicable jurisdiction.

TAX AVOIDANCE

200

No Group Company has since the Accounting Date, engaged in, or been a party to, a scheme, arrangement or any preordained series of transactions of which the main purpose, or one of the main purposes, was the avoidance of, or a reduction in liability to, Tax.

201

All transactions or arrangements made by any Group Company have been made on fully arm’s length terms and there are no circumstances in which 770A of or schedule 28AA ICTA or any other rule or provision could apply causing any Tax Authority to make an adjustment to the terms on which such transaction or arrangement is treated as being made for Tax purposes.

TAX RESIDENCE

202

Each Group Company is and has always been resident only in the jurisdiction in which it is incorporated, and is not and has not at any time been subject to Tax in any jurisdiction outside the jurisdiction in which it is incorporated or had a branch or any other permanent establishment outside such jurisdiction.

EUROPEAN ECONOMIC INTEREST GROUPING (EEIG)

203	The Company is not a member of an EEIG in accordance with EC Council Regulation 2137/85.

CAPITAL GOODS SCHEME

204

Save as set out in the Disclosure Letter each Group Company does not have any assets to which Part XV of the Value Added Tax Regulations 1995 or any other similar or equivalent legislation in any other applicable jurisdiction applies.

PAYMENT BY INSTALMENTS

205

No Group Company has made any payments representing instalments of corporation tax pursuant to the Corporation Tax (Instalment Payments) Regulations 1998 in respect of any current or preceding Accounting Periods and section 59E of the Taxes Management Act 1970 and is not under any obligation to do so.

CAPITAL ASSETS

BASE COST

206

If each of the capital assets of each Group Company owned at the Accounting Date was disposed of at Completion for a consideration equal to the book value of that asset in, or adopted for the purpose of, the Accounts, or in the case of assets acquired since the Accounting Date, equal to the consideration given on the acquisition, no Tax Liability on chargeable gains or balancing charge under the Capital Allowances Act 2001 would arise (and for the purpose of determining the Tax Liability on chargeable gains, there will be disregarded any relief or allowance available to the Company other than amounts falling to be deducted from the consideration receivable under section 38 of the Taxation of Capital Gains Act 1992).

CONSIDERATION

207

No Group Company has since the Accounting Date entered into any transaction or arrangement whatsoever otherwise than by way of bargain at arm’s length or in respect of which there may be substituted, for Tax purposes, a different consideration for the actual consideration given or received by it, and each Group Company has not disposed of any chargeable asset for a consideration not payable wholly in cash on completion of the disposal.

CAPITAL GAINS

208

No Group Company has made any such claim as is mentioned in TCGA 1992 section 152 or 153 (roll-over relief) or section 247 (rollover on compulsory acquisition) or any other similar or equivalent legislation in any other applicable jurisdiction.

209

No claim has been made by any Group Company to pay by instalments tax on chargeable gains where the consideration for the disposal is recoverable in instalments and where any such instalment of tax is payable after Completion.

210

No asset owned or agreed to be acquired by any Group Company as at the Accounting Date (other than fixed assets in respect of which it is entitled to capital allowances) is a wasting asset within the meaning of TCGA 1992 section 44.

211	No claims have been made by any Group Company under TCGA 1992 section 24(2) (Negligible Value)

212

No Group Company has held nor holds shares in a company which has made any such transfer as is referred to in TCGA 1992 section 125 and has not received any assets by way of gift as mentioned in TCGA 1992 section 282.

213	No Group Company has in the three years before Completion incurred a capital loss on a transaction with a connected person.

CLOSE COMPANIES

CLOSE COMPANY

214	No Group Company is a close company within the meaning of sections 414 and 415 ICTA.

CLOSE INVESTMENT - HOLDING COMPANIES

215	No Group Company is a close investment-holding company within the meaning of section 13A ICTA.

PAYMENTS AND EXPENSES REGARDED AS DISTRIBUTIONS

216

No Group Company has made any payments or incurred any expenses that are treated as distributions under section 418 ICTA or any other similar or equivalent legislation in any other applicable jurisdiction.

LOANS BY CLOSE COMPANIES OR COMPANIES CONTROLLED BY CLOSE COMPANIES

217	No Group Company has effected or been a party to any transaction falling within section 419, 421 or 422 ICTA or any other similar or equivalent legislation in any other applicable jurisdiction.

TRANSFERS OF VALUE

218

No Group Company has made any transfer of value as defined in section 3 of the Inheritance Tax Act 1984 which is or may be liable to Tax under the provisions of sections 94, 99 or 199 of the Inheritance Tax Act 1984.

GROUP COMPANIES

GROUP COMPANY

219

Within the last 6 years no Group Company has acquired any asset from any other company which was at the time of acquisition a member of the same group of companies as that of which the Group Company was also a member.

220

No Liability to Taxation will be suffered by any Group Company in consequence of Completion or otherwise or by virtue either of this Agreement or of the Group Company ceasing to be a member of a group of companies with any other company.

221

No Group Company has made an election under s179A TCGA 1992 or any other similar or equivalent legislation in any other applicable jurisdiction. whereby a Liability to Taxation that arises primarily upon another person or by reference to profits which are not earned, accrued or received by the Group Company, may fall upon the Group Company.

222	Since the Accounts Date:

(a)

no transaction has occurred, either in circumstances where the consideration actually received or receivable (if any) was less than the consideration which could be deemed to have been received for Tax purposes or which will give rise to a Liability to Taxation on any Group Company calculated by reference to deemed as opposed to actual Profits;

	(b)	no transaction has occurred which will result in any Group Company becoming liable to pay or bear a Liability to Taxation directly or primarily chargeable against or attributable to another person;

(c)

no disposal has taken place or other event occurred which will, or may have, the effect of crystallising a Liability to Taxation which would have been included in the provision for deferred taxation contained in the Accounts if such disposal or other event had been planned or predicted at the Accounts Date;

	(d)	the Company has not been a party to any transaction for which any Tax clearance provided for by statute has been, or could have been, obtained; and

	(e)	no accounting period or period of account by reference to which Taxation is measured of the Company has ended within the meaning of Section 12, ICTA (basis of, and periods for, assessment).

VAT – GROUP TREATMENT

223

Each Group Company is not and has not since the beginning of the current prescribed accounting period been a member of a group for the purposes of VAT and has not since the Accounting Date applied for and been refused treatment as such a member.

224	The Company has properly accounted for any VAT required to be charged on management services provided to a Group Company.

STAMP DUTY- ASSOCIATED COMPANIES

225

The Company has not during within the three years ending on Completion made any claim for Relief of exemption under section 42 of the Finance Act 1930 or section 151 of the Finance Act 1995 or any other similar or equivalent legislation in any other applicable jurisdiction.

STAMP DUTY LAND TAX - GROUPS

226	The Company has not since the beginning of any accounting period ending on or within the three years before Completion made any claim for Relief or exemption under Part 1 Schedule 7, Finance Act 2003 or any other similar or equivalent legislation in any other applicable jurisdiction.

ACCOUNTS

GENERAL

227

The Accounts fully provide or reserve, in accordance with the accounting policies set out in the notes included in the Accounts, for all Tax (including deferred tax attributable to timing differences capable of reversal after the Accounting Date) for which the Company is or may be liable, or for which it may be accountable as at the Accounting Date by reference to the profits, gains, income and earning (whether actual or deemed) for any period ending on or before the Accounting Date, or any other transaction entered into or deemed to be entered into on or before the Accounting Date.

DEFERRED TAX

228	To the extent that the Accounts does not make provisions for deferred Tax, the Disclosure Letter discloses full details of the amounts of any such Tax and the matters to which it relates.

EMPLOYMENT TAXES

229

The Disclosure Letter contains details of any dispensation obtained by any Group Company in respect of employee expense allowances; no such dispensation has been revoked and all so far as the Warrantors are aware expense allowances or benefits made or paid to employees which are not covered by such a dispensation have been properly returned to HMRC and included on Forms P11D and P9D.

230

Each Group Company has correctly operated the PAYE system and has made all deductions in respect, or on account of, any Taxation from any payments made by it which it was obliged or entitled to make and has accounted within the appropriate time limit in full to the appropriate authority for all amounts so deducted for all tax chargeable on benefits provided to its employees or former employees.

231

No shares or securities have been issued by a Group Company, and no options have been granted or issued in respect of such shares or securities, such that the Group Company will or may be liable to account for income tax under the PAYE system or to collect or pay any national insurance contributions.

232

No shares or securities have been issued by any Group Company, and no reportable event under Section 421K, ITEPA or any other similar or equivalent legislation in any other applicable jurisdiction. has occurred, such that the relevant Group Company will or may be liable to make a notification to HMRC or any other Tax Authority under Section 421J, ITEPA or any other similar or equivalent legislation in any other applicable jurisdiction.

CAPITAL ALLOWANCES

233	There has not been any disallowance of first year allowances under CAA 2001 on the purchase of any plant and machinery of a Group Company.

234

In respect of assets with an individual value of more than £20,000, no balancing charge under CAA 2001 would be made by HMRC in respect of any such asset or pool of such assets disposed of or put out of use by a Group Company prior to the date of Completion if the asset (or assets as appropriate) was to be disposed of for a consideration equal to the book value of the assets in the Accounts.

235	No Group Company has disclaimed any capital allowances.

236

So far as the Warrantors are aware, no Group Company has been a party to any election under CAA 2001 section 198, and the relevant Group Company is in possession of sufficient details of the original cost and tax written down values of fixtures upon which capital allowances have been claimed and which are included in the Real Estate to enable the Group Company to make an election under CAA 2001 section 198 if required

237	No event has occurred since the Accounts Date which could give rise to a balancing charge under CAA 2001.

238	None of the Real Estate is an industrial building for the purposes of Section 271 CAA 2001.

STAMP DUTY AND STAMP DUTY LAND TAX- OTHER

239

Since the Accounting Date, the Company has not incurred any liability to or been accountable for any stamp duty reserve tax and there has been no agreement within FA 1986 section 87(1) which could lead to the Company incurring such a liability.

240	All documents to which a Group Company is a party and on which the Group Company relies to establish title to any asset held at Completion have been duly stamped.

241

The Disclosure Letter contains full details of all land transactions entered into by a Group Company in relation to which a future liability of the Group Company to submit a land transaction return and/or make payment of stamp duty land tax could arise.

WITHOLDINGS

242	No Group Company has received any notice from any Tax Authority which required or, so far as the Warrantors are aware, will require it to withhold Taxation from any payment made since the Accounts Date (in respect of which such withheld Taxation has not been accounted for in full to the appropriate Tax Authority).

CONTROLLED FOREIGN COMPANIES

243	So far as the Warrantors are aware, no Group Company is a controlled foreign company within the meaning of s747 ICTA and to which the provisions of that section would apply

US REAL ESTATE

244

So far as the Warrantors are aware, no interest in any Group Company is a United States real property interest within the meaning of Treasury Regulation s1.897-1(c) and s897(c) of the Internal Revenue Tax Code of the United States.

PART 11 – FRANCE

245	For the purposes of this Part 11:

(a)

“Applied France” means Applied France SA, a company incorporated under the laws of France (registered number 388 751 273 RCS Pontoise) having a share capital of EUR38,125 and having its registered office at 21 Rue du Petit Albi, Bat.3, ZAC du Moulin à vent – 95800 Cergy Saint Christophe, France.

(b)

“Ecomachine” means Ecomachine Service SARL, a company incorporated under the laws of France (registered number 389 934 167 RCS Paris) having a share capital of EUR18,300 and having its registered office at 320, Rue Saint Honoré – 75001, Paris, France.

246

There is no pending or potential litigation, nor any outstanding sum due to or from nor any ongoing contractual arrangement of any kind between any Group Company and Mr Dontenville (former executive director of Applied France and former manager of Ecomachine).

247

With the exception of the mandatory general collective bargaining agreement (“Convention collective nationale de la métallurgie”), neither Applied France or Ecomachine is a party to any other current collective agreement, written recognition agreement or any other agreement with a trade union, staff association or similar organisation applicable to the officers and employees of any Group Company.

248

Neither Applied France or Ecomachine is a party to any current health protection scheme collective agreement, with the exception of the Disclosed agreement entitled “Contrat de Garanties complémentaires santé No.D0200169”, between Applied France and Previade-Mutouest.

249

Applied France and Ecomachine have fully complied with all of their obligations in relation to the social security agencies in France, including, but not limited to, the URSSAF and the state-run retirement fund.

250

All agreements between any of (1) Applied France or Ecomachine and (2) those companies’ managers, directors, presidents and/or shareholders holding more than 10% of the voting rights in those companies have been reviewed by the relevant company’s auditor at the end of the financial year in which they were executed.

PART 12 – GERMANY

251	The applied share capital of Applied Kehrmaschinen GmbH is fully paid up in cash and no repayment of capital contributions has been made, either openly or concealed.

252	The subordination declaration between Applied Kehrmaschinen GmbH and the Company dated 18 January 2008 is in full force and effect and has not been terminated with respect to future claims.

253	No constructive dividends (hidden profit distributions) have been paid to the Company by Applied Kehrmaschinen GmbH.

PART 13 – UNITED STATES

254	For the purposes of this Part 13:

	(a)	“Embargoed Countries” means Cuba, North Korea, Iraq, Iran, Burma, Sudan and Syria;

(b)

“Prohibited Activities” means any payment, or offer or promise to pay, directly or indirectly, made by any Seller or any member of the Group, or any of their respective officers, directors, employees or agents of any money or anything of value to any government official or employee or any political party or candidate for political office for the purpose of influencing such official’s acts or decision to obtain or retain business;

	(c)	“U.S. Person” means any United States citizen, permanent resident alien, entity organized under the laws of the United States (including foreign branches), or any person in the United States.

255

Other than the trade with Parsa Trading Limited which is the subject of the Distributor Agreement referred to in the Novation Deed, no member of the Group (and none of their officers, directors, employees or agents) and no US Person affiliated with any member of the Group has, in connection with or during the course of its employment with any member of the Group, purchased any products from or sold any products to, nor has any such person transacted any business with any party in any of the Embargoed Countries or with any other party with knowledge that such purchased or sold products were either produced or intended for sale in any of the Embargoed Countries.

256

None of the Sellers, no member of the Group (and none of their respective officers, directors, employees or agents) and no US Person affiliated with any member of the Group has participated in or performed any Prohibited Activities.

SCHEDULE 8

SELLER PROTECTION

INTERPRETATION AND APPLICATION

1	The limitations and exclusions set out in this Schedule shall not apply -

	(a)	to any Claim which arises from;

	(b)	to the amount by which any Claim is increased as a result of; and/or

	(c)	where the delay in the discovery of any Claim arises from;

fraud, deceit or wilful non-disclosure by the Warrantors or fraud by their agents. The amount, or the increase in the amount, of any such Claim shall accordingly be disregarded for the purpose of calculating the amount specified in paragraph 6.

TIME LIMIT FOR MAKING CLAIMS

2	The Warrantors shall not (subject to paragraph 1) be liable for a Claim unless -

	(a)	the Buyer gives to the Representative written notification of the particulars of the Claim in reasonable detail as soon as reasonably possible and in any event -

(i) in the case of a Claim relating to Tax, before the date seven years following Completion; and

(ii) in any other case, before the date two years following Completion; and

(b)

liability for the Claim is accepted by the Representative in writing or court proceedings in respect of the Claim are instituted and duly served in either case within 180 days from the last day for notification of the Claim under sub-paragraph (a)(i) or (ii) (as the case may be) or, if the parties attempt to settle the dispute in connection with the Claim by mediation, 30 days from the last day of the mediation process which is attended by representatives of all parties.

Time shall be of the essence for the purpose of this paragraph. However if any dispute arises in connection with a Claim, without prejudice to the foregoing the parties will attempt to settle it by mediation in accordance with the Centre for Effective Dispute Resolution Model Mediation Procedure. Unless otherwise agreed between the parties, the mediator will be nominated by the Centre for Effective Dispute Resolution. The mediation will take place in London and the language of the mediation will be English. The Mediation Agreement referred to in the Model Procedure shall be governed by, and construed and take effect in accordance with the substantive law of England and Wales. The courts of England shall have exclusive jurisdiction to settle any claim, dispute or matter of difference which may arise out of, or in connection with, the mediation. If the dispute is not settled by mediation within 10 Business Days of commencement of the mediation or within such further period as the parties may agree in writing, the dispute shall be referred to and finally resolved as otherwise provided herein. For the avoidance of doubt, mediation hereunder shall be non-binding and, although the parties will be obliged to undertake such mediation as provided, all deadlines, dates and periods otherwise prescribed in this Agreement shall not be affected by any mediation process.

EXCLUSION OF SMALL CLAIMS

3	The Warrantors shall not (subject to paragraph 1) be liable for a Claim unless the amount in respect of that Claim -

(a) individually exceeds £10,000; and

(b)

when aggregated with the amount of: (i) all Claims that are not excluded under paragraph 3(a); and (ii) all claims under the Tax Deed that are not excluded under clause 4.3(a) of the Tax Deed, exceeds £425,000;

in which case the whole of the amount of all Claims and claims under the Tax Deed (and not only the excess mentioned in sub-paragraph (a) and (b)) shall be recoverable.

4

For the purpose of paragraph 3(a) two or more Claims arising from the same set of circumstances or matters, or from the same set of circumstances or matters, such Claims shall be aggregated together and shall be treated as a single Claim.

5

For the purpose of determining the amount of the Claim in paragraph 3, no account shall be taken of any amount for which the Warrantors have no liability by virtue of any other paragraph of this Schedule.

MAXIMUM LIABILITY

6	The total aggregate liability of each of the Warrantors for all Claims (including liability for interest and costs) shall be limited by reference to Clause 20.1(b) of the Agreement.

BUYER’S KNOWLEDGE

7

The Warrantors shall not be liable for a Claim in respect of any matter of which the Buyer or any officer or senior employee of the Buyer has actual knowledge at the date of this Agreement. For the purposes of this paragraph 7 “actual knowledge” shall mean sufficient knowledge which would allow the Buyer, acting reasonably, to identify the nature, scope and effect of the matter which would give rise to the Claim.

PROVISION IN ACCOUNTS, CHANGES IN LEGISLATION ETC

8	The Warrantors shall not be liable for any Claim (other than a Claim under Tax Warranties) -

(a)

which arises in respect of any breach of Warranty which is capable of remedy except to the extent that the relevant breach remains unremedied to the reasonable satisfaction of the Buyer after the expiry of 20 Business Days following receipt by the Representative of a written notice from the Buyer in accordance with the provisions of paragraph 2;

(b)

to the extent of any amount which is allowed for, provided against or reserved for in the Accounts or Working Capital Statement in respect of the fact, matter, event or circumstance giving rise to the Claim;

	(c)	to the extent that the Claim would arise or the amount of the Claim would be increased as a result of -

		(i)	the enactment of any Legislation after the date of Completion;

		(ii)	a change in the interpretation or application of any law or of any ruling or practice of any administrative authority (including taxing authorities) after the date of Completion;

		(iii)	a change in the basis or method of calculation of Tax made after the date of Completion; or

		(iv)	the amendment, modification or withdrawal of any extra-statutory concession previously made available by HMRC after the date of Completion; or

(d)

to the extent that the liability to which the Claim relates is attributable to any voluntary act, omission, transaction or arrangement of the Buyer (or persons deriving title from it), or any Member of the Buyer Group occurring or arising after the date of Completion other than pursuant to a legally binding contract entered into prior to the date of Completion or in the ordinary course of business of any Group Company (but including any change in the date to which any Group Company makes up its accounts, the accounting policy or treatment used in preparing the accounts of any Group Company or in the accounting bases or conventions upon which any Group Company values its assets).

RECOVERY FROM A THIRD PARTY ETC

9	The amount of the Warrantors’ liability for any Claim (other than a Claim under the Tax Warranties) shall be reduced by -

(a)

any sum which is recovered (whether by way of insurance, indemnification or otherwise) by the Buyer or a Member of the Buyer Group (otherwise than from another of those companies) in respect of the loss or damage suffered by reason of the relevant breach, less the amount of any reasonable costs and expenses incurred in obtaining payment of that sum and of any Tax for which the Buyer or a Member of the Buyer Group may be liable by reason of its receipt of that sum or which would have been so recovered had the relevant Group Company maintained the same scope and level of insurance cover in respect of its assets and business as existed immediately prior to the date of this Agreement;

(b)

the amount, if any, by which any Tax for which any Group Company or the Buyer is or would be liable but for the circumstances giving rise to the Claim is reduced or extinguished by reason of the circumstances giving rise to the Claim; and

and if the Warrantors have paid to the Buyer any amount in respect of the Claim in question before the recovery of that sum, the Buyer shall repay to them, or procure the repayment to it of, the amount by which their liability is so reduced.

NO DOUBLE RECOVERY

10	The Buyer shall not be entitled to recover damages or otherwise obtain reimbursement or restitution more than once in respect of the same loss.

CONTINGENT CLAIMS

11

If the Claim arises in connection with a liability of any Group Company which, at the time at which the claim is notified to the Representative, is contingent then the Warrantors will have no obligation to make any payment to the Buyer in respect of that breach unless and until such time as the contingent liability ceases to be contingent and becomes an actual liability. So long as any Claim arising by reason of a contingent liability shall have been notified to the Representative in accordance with paragraph 2(a)(i) or (ii) (as the case may be), then paragraph 2(b) shall be amended in relation to such Claim so as to require that liability for the Claim be accepted by the Representative in writing or court proceedings in respect of the Claim be instituted within 80 Business Days from the date on which the said liability ceases to be contingent, provided that if such contingent liability shall not have become an actual liability by the fifth anniversary of Completion, such Claim shall no longer be capable of recovery from the Warrantors under this Agreement.

DUTY TO MITIGATE

12	Nothing contained in this Schedule shall limit the Buyer’s obligations at common law. Without prejudice to such obligations, the Buyer and each Group Company shall be obliged to mitigate any loss or damage resulting from or arising as a consequence of any circumstances giving rise to any Claim.

CONSEQUENTIAL LOSS ETC

13

The Warrantors shall not be liable in respect of any Claim (whether in contract, tort or for breach of statutory duty or otherwise) for any loss of profits, use, opportunity, goodwill, business or anticipated savings or for any indirect or consequential losses regardless of whether any such loss or claim was foreseeable or not and of whether or not the Warrantors were informed of the possibility of any such loss or claim.

NO LIMITATION

14

Each limitation of liability set out in this Schedule 8 shall be separate and independent and save as expressly provided otherwise in this Agreement shall not be limited by reference to any other such limitation or any other provision of this Agreement.

PROCEDURE FOR MAKING A CLAIM

15	If any matter which will or might give rise to a Claim (other than a Claim under the Tax Warranties) comes to the notice of the Buyer, the following provisions shall apply -

(a)

the Buyer shall as soon as reasonably possible and in any event within 40 Business Days of becoming sufficiently aware of the matter to appreciate the prospect of a Claim notify the Representative in writing of the matter and make available to them as soon as reasonably practicable all appropriate information and documents in the possession or under the control of the Buyer as may be reasonably requested by the Representative insofar as they relate to that matter;

(b)

subject to paragraph 16 below, neither the Buyer nor any Member of the Buyer Group shall make any admission of liability or take any other action (except as required by law or by a Competent Authority) in connection with the matter without the previous written consent of the Representative (which shall not be unreasonably delayed or withheld);

(c)

subject to paragraph 16 below and subject to it being indemnified to its reasonable satisfaction against all costs and expenses (including additional Tax) which might be incurred by it and which it would not otherwise incur, the Buyer and each Member of the Buyer Group shall take all such steps as the Representative may reasonably request to mitigate the liability of the Warrantors under the Claim.

The Buyer shall procure that each Member of the Buyer Group complies with the provisions of this paragraph expressed to be binding on it.

GOODWILL PROTECTION

16

Notwithstanding the other provisions of this Agreement, the Buyer may, and may procure that any Group Company or any Member of the Buyer Group, act or decline to act for the reasonable protection of the goodwill of any such Group Company and/or Member of the Buyer Group and the Buyer will not be liable in respect of and no Claim shall be prejudiced to any extent because of any admission of liability, settlement or compromise of any third party claim or dispute to the extent demonstrably reasonable for such goodwill protection.

SCHEDULE 9

BUYER WARRANTIES

1	The Buyer has the requisite power and authority to enter into and perform the Buyer Documents.

2	This Agreement constitutes and the Buyer Documents will, when executed, constitute binding obligations of the Buyer in accordance with their respective terms.

3	The Buyer has obtained all necessary shareholder and board approvals in respect of this Agreement and the Buyer Documents.

4	The execution and delivery of, and the performance by the Buyer of its obligations under, this Agreement and the Buyer Documents will not -

(a) constitute or result in a breach of any provision of its memorandum or articles of association;

(b)

constitute or result in a breach of, or constitute a default under, any instrument to which it is a party or by which it is bound and which is material in the context of the transactions contemplated by this Agreement;

(c)

constitute or result in a breach of any order, judgment or decree of any court or governmental agency to which it is a party or by which it is bound and which is material in the context of the transactions contemplated by this Agreement; or

(d)

require it to obtain any consent or approval of or give any notice to or make any registration with any governmental or other authority which has not been unconditionally and irrevocably obtained or made at the date of this Agreement.

5

The Buyer has no actual knowledge of a breach of the Warranties and the warranty continued within this paragraph 5 shall be deemed repeated by the Buyer at Completion. For the purposes of this paragraph 5 “actual knowledge” shall mean sufficient knowledge which would allow the Buyer to identify the nature, scope and effect of the matter which would give rise to a breach of any Warranty.

6	The Buyer is acting as principal and not as agent or for or on behalf of any other person.

SCHEDULE 10

INTERPRETATION

1	In this Agreement, unless the context otherwise requires -

‘the Accounting Date’ means 30 September 2007;

‘the Accounts’ means the audited accounts of the Company and each other Group Company for the financial year ended on the Accounting Date, including the notes on them and the auditor’s and directors’ reports and other documents required by law to be annexed or attached to them;

‘Associate’ means in relation to a Seller, any spouse, brother, sister or lineal ascendant or descendant, any partnership of which any of the foregoing is a partner or any company which is controlled (within the meaning of section 840 of ICTA) by any one or more of the foregoing, whether alone or in conjunction with any other party;

‘Business’ means collectively the businesses of the Group at the date hereof;

‘Business Day’ means a day, except a Saturday or a Sunday, on which banks in the City of London are open for business generally;

‘the Buyer Documents’ means this Agreement and any other agreement referred to in this Agreement to which the Buyer is or has agreed to become a party;

‘the Buyer Group’ means the Buyer and any other company (which, after Completion, includes each Group Company) which at the relevant time is its subsidiary or holding company or a subsidiary of any such holding company; and ‘Member of the Buyer Group’ has a corresponding meaning;

‘Cash at Bank’ means the amount of cash held in the Group bank accounts immediately prior to Completion calculated as provided in clause 3.2, an estimate of which shall have been provided to the Buyer by the Representative 1 Business Day prior to Completion and which shall include all cash at bank, all amounts taken into account for the reconciliation referred to in clause 3.2 and all cash investments of the Group, including Certificates of Deposit and any listed securities;

‘Charges’ means (1) the bond and floating charge dated 5th December 1983 granted in favour of the Governor and Company of the Bank of Scotland by the Company; (2) the floating charge dated 24th January 2001 granted in favour of the Governor and Company of the Bank of Scotland by Applied Sweepers Group Leasing Limited; and (3) the floating charge dated 6th February 2008 granted in favour of Bank of Scotland Plc by the Target.

‘Claim’ means a claim for a breach of the Warranties;

‘Claims Retention’ means the sum of £ 1,000,000 to be placed by the Buyer in the Claims Retention Account in terms of clause 3.1(b) and to be dealt with in terms of clause 24;

‘Claims Retention Account’ means the interest earning account to be opened in the joint names of the Sellers’ Solicitors and the Buyer’s Solicitors on which the Claims Retention will be held and dealt with in accordance with clause 24;

‘the Company’ means Applied Sweepers Limited, particulars of which are set out in Part 2 of Schedule 2;

‘Competent Authority’ includes any national or supra-national court, the European Commission and any governmental or local authority or other body exercising powers pursuant to any Act of Parliament or Royal Charter;

‘Completion’ means the completion of the sale and purchase of the Shares in accordance with the provisions of clause 4;

‘Completion Accounts’ means the accounts to be prepared at Completion in accordance with clause 5.1 and Schedule 6;

‘Completion Working Capital’ means the Group working capital at Completion as shown in the finally settled Working Capital Statement;

‘Connected Person’ means, in relation to any person the spouse or minor children of that person or a company controlled by that person or controlled together by that person and persons connected with him; and for such purposes ‘control’ shall be construed in accordance with section 416 of ICTA;

‘Confidential Information’ means all information (whether recorded or not) and records in whatever form and wherever located (including, accounts, business plans and financial forecasts, tax records, correspondence, designs, drawings, manuals, specifications, customer, sales and supplier information, price lists, technical or commercial expertise, software, formulae, processes, trade secrets, methods, knowledge and know-how) which (either in their entirety or in the precise configuration or assembly of their components) are not publicly available and relate to:-

(a) any member of the Group;

(b) any aspect of the Business;

(c) the provisions of this Agreement;

(d) the negotiations relating to this Agreement; or

(e) the subject matter of this Agreement;

‘the Consideration’ means the consideration payable for the Shares pursuant to clause 3.1;

‘Default Rate’ means interest at the rate of two per cent per annum over the base rate of Barclays Bank PLC from time to time in force;

‘Determined’ means either:-

(a) the Relevant Claim having been agreed in writing between the Buyer and the Warrantors; or

(b)

judgement having been given by a court of competent jurisdiction in respect of the Relevant Claim from which no appeal may be made or, in relation to which judgement, the requisite time limit for making any such appeal having expired;

‘Disclosed’ means fairly disclosed in the Disclosure Letter and “Disclose” shall be construed accordingly;

‘the Disclosure Letter’ means a letter of the same date as this Agreement addressed by the Warrantors to the Buyer for the purpose of clause 6.2;

‘Dispute Notice’ means the notice referred to in clause 5.2;

‘Due Amount’ means the amount (if any) due to the Buyer on a Relevant Claim being Determined;

‘Due Consideration Amount’ means the respective amount or proportion (adjusted pro rata unless otherwise expressly provided) due to each of the Sellers pursuant to clause 3.1(a) to (c) as set opposite the names of the Sellers in columns 3, 4 and 5 respectively of Part 1 of Schedule 1;

‘Due Diligence Report’ means the due diligence report prepared by Ernst & Young LLP, Edinburgh dated 30 November 2007 and the accompanying addendum dated 31 January 2008

‘Encumbrance’ means any encumbrance, mortgage, charge, assignment, pledge, lien, option, right of pre-emption, right of first refusal, right of set-off, retention of title, hypothecation, or any interest or equity of any person which has the effect of granting a security interest of any kind whatsoever, or right to acquire, option, lien or right of pre-emption or any other interest of any other person whatsoever and any agreement, whether conditional or otherwise, to create any of the foregoing;

‘Environmental Deed of Indemnity’ means the deed of indemnity in agreed form in respect of certain contaminated land liabilities of even date herewith between the Company, Castlelaurie Properties Limited and the Warrantors;

‘Finalisation Date’ means the date upon which the contents of the Completion Accounts and the Working Capital Statement are definitively finalised pursuant to any of clauses 5.2, 5.3 or 5.5;

‘the Group’ means the Target and each of its subsidiaries, particulars of which are set out in Parts 2 and 3 of Schedule 2; and ‘Group Company’ means each member of the Group;

‘Health and Safety Laws’ means all international, European, national, federal, state or local statutes, bye-laws, orders, regulations or other law or subordinate legislation or common law, all orders, ordinances, decrees or regulatory codes of practice, circulars, guidance notes and equivalent controls which have as a purpose or effect the protection or prevention of harm to human health and safety which are binding upon any member of the Group and in force as at the date of this Agreement, including the Health and Safety at Work etc Act 1974 and the Control of Asbestos at Work Regulations 2002;

‘Health and Safety Matters’ means all matters relating to the health and safety of any person, including any accidents, injuries, illnesses and disease;

‘Health and Safety Permit’ means any permit, licence, consent, certificate, registration, notification or other authorisation required under Health and Safety Laws for the operation of the Business or in relation to any of the Real Estate;

‘HMRC’ means H M Revenue and Customs;

‘ICTA’ means the Income and Corporation Taxes Act 1988;

‘ICT Contracts’ the contracts and arrangements relating exclusively to the licensing of the ICT Systems and the provision of computer maintenance and support, web site hosting, disaster recovery, facilities management and bureau and on-line services to the Group;

‘ICT Systems’ means all the software, hardware, network and telecommunications equipment and internet related information technology that are used by the Group in connection with the operation of its business as currently conducted;

‘Intellectual Property Rights’ means all industrial and intellectual property rights including patents, registered and unregistered trademarks and service marks, trade, brand and business names, registered designs and unregistered design rights, copyright, data base rights, moral rights (including all such rights in computer software and databases, firmware and other digital material), domain names, all rights protecting confidential and proprietary knowledge and information, applications for any of the foregoing and the right to apply for or claim priority in respect of any of the foregoing anywhere in the world and all rights of protection of a similar nature to any of the foregoing or having equivalent effect anywhere in the world;

‘the Intellectual Property’ means the Intellectual Property Rights owned by any Group Company and/or used in the Business including, but not limited to the Registered Intellectual Property, any material unregistered Intellectual Property Rights which are so owned and/or used and the Know How;

‘the IP Licences’ means the licences, agreements, arrangements, authorisations and permissions relating to the use, enjoyment and exploitation -

(a)	by the Group of any Intellectual Property Rights at the date of this Agreement; and

(b)	by any third party of the Intellectual Property;

but excluding the ICT Contracts;

‘Know-How’ means all information relating to the Business not at present in the public domain in whatever form held including:

	(a)	information regarding techniques or methods of or practices in the manufacture, supply and/or use of sweeping machines;

	(b)	all information disclosed by and/or contained in existing drawings, plans, specifications, calculations, test data, instructional material and flow charts;

	(c)	process information;

	(d)	sourcing information;

	(e)	information regarding component and product pricing;

	(f)	information regarding discounts and margins;

	(g)	information regarding test procedures and research and development and other similar information;

	(h)	tooling design;

	(i)	the design, selection, procurement, construction, installation or use of any plant, machinery or other equipment or process;

(j) the repair, service or rectification of products or plant; and

(k) quality control, testing or certification;

‘the Lease’ means each lease under which any Real Estate is held the details of which are set out in Schedule 3;

‘Legislation’ includes all Acts of Parliament, all applicable provisions of the Treaties constituting the European Community, the European Union and the European Economic Area and all orders and regulations made pursuant to such an Act or Treaty or otherwise having the force of law;

‘Liability Proportions’ means the proportions in which the Warrantors bear liability hereunder which shall be those percentages set opposite the names of the Warrantors in column 2 of Part 2 of Schedule 1;

‘the London Stock Exchange’ means the London Stock Exchange plc;

‘Management Accounts’ means the monthly management accounts of the Company for the period from the Accounting Date to Completion as Disclosed;

‘Material Contract’ means a contract to which any Group Company is a party (or the benefit of which is held in trust for or has been assigned to any Group Company) and which -

(a)

currently involves an annual consideration of more than £50,000 and either is not currently terminable by the relevant Group Company by notice of six months or less or is for a fixed term of which over one year remains outstanding; or

(b)	currently involves an annual consideration of more than £100,000 irrespective of its outstanding term or length of notice; or

(c)	is a contract by which any Group Company has appointed an agent or distributor; or

(d)	is a hire, hire purchase, lease purchase or similar agreement but shall not include any contract which is -

(a)	an ICT Contract or IP Licence;

(b)	a contract of employment or a contract for services; or

(c)	a contract relating to the ownership or occupation of the Real Estate;

‘Novation Deed’ means the Novation Deed entered into between Parsa Trading Limited, the Company and AS Equipment Limited dated 10 December 2007;

‘the Property’ means the property occupied by the Company at Castle Laurie Works, Bankside, Bainsford, Falkirk FK2 7XE;

“Phase 2 Report” means the final signed report to be prepared and issued by ERM Plc on the instructions of the Buyer and on which the Warrantors and Castlelaurie Properties Limited will be placing reliance which is to report on the likelihood of the Property being the subject or source of pollution of soil or groundwater or surface water to be issued by ERM following intrusive investigations and a review of the Wren & Bell Data;

‘the Real Estate’ means the freehold and leasehold properties brief particulars of which are given in Schedule 3 and includes any part of or any interest in them;

‘the Registered Intellectual Property’ means the registered Intellectual Property Rights which are owned by any member of the Group;

‘Release Date’ means the second anniversary of Completion (or in the event that that date is not a Business Day, the next proceeding Business Day);

‘Representative’ means Andrew Francis Robert Galashan;

‘the Sellers’ Solicitors’ means Reed Smith Richards Butler LLP of Minerva House, 5 Montague Close London SE1 9BB, Ref: DJH/SJA;

‘Service Agreements’ means the service agreements in the agreed form to be entered into between each Warrantor and the Company on Completion;

‘the Shares’ means all the issued shares in the Target;

‘Significant Employee’ means a person employed by the Company or any other member of the Group who by reason of his possession of Confidential Information relating to any member of the Group and/or his influence over or dealings with clients and/or customers and/or suppliers of the any member of the Group would be likely to cause damage to the business interests of any member of the Group if he were to be employed or involved with the activities of a competitor of any member of the Group;

‘the Target’ means Applied Sweepers Holdings Limited, particulars of which are set out in Part 1 of Schedule 2;

‘Target Working Capital’ means the sum of £2,839,000;

‘Tax’ has the same meaning as in the Tax Deed;

‘the Tax Deed’ means a deed of covenant in relation to Tax in the agreed form;

‘Tax Warranties’ means the Warranties in part 8 of Schedule 7 of this Agreement;

‘Term Loan’ means the £350,000 term loan facility granted to the Company by The Bank of Scotland Plc dated 25 September 2002;

‘Usage’ means the average monthly quantity of a stock line sold to external customers or used in the manufacturing process in the 12 months prior to Completion;

‘Usage on Hand’ means the total quantity of a stock line at Completion divided by its Usage;

‘UK Listing Authority’ means the Financial Services Authority or such other body as may from time to time replace it as competent authority to decide on the admission of securities to the Official List;

‘the Warranties’ means the warranties by the Warrantors contained in Schedule 7 by the Warrantors;

‘the Warrantors’ means the persons whose names and addresses are set out in column 1 of Part 2 of Schedule 1;

‘Working Capital Excess’ means the amount (if any) by which the Completion Working capital exceeds the Target Working Capital;

‘Working Capital Retention’ means the sum of £1,000,000 to be placed by the Buyer in the Working Capital Retention Account in accordance with clause 3.1(b) and to be dealt with in accordance with clause 5;

‘Working Capital Retention Account’ means the interest earning account to be opened in the joint names of the Sellers’ Solicitors and the Buyer’s Solicitors on which the Working Capital Retention will be held and dealt with in accordance with clause 5;

‘Working Capital Shortfall’ means the amount (expressed as a positive figure) (if any) by which Target Working Capital exceeds the Completion Working Capital;

‘Working Capital Statement’ means the statement of working capital, being in essence the excess of current assets over current liabilities excluding extraordinary and exceptional items, in the form of the template set out in Schedule 6 as finally settled in accordance with clause 5;

“Wren & Bell Data” means (a) soil analytical results from approximately 5 boreholes at the Falkirk Property and (b) water monitoring results from 2 boreholes at the

Falkirk Property (produced by Mason and Evans) to be included in a report to be produced by Wren & Bell and addressed to the Company.

2	In this Agreement, unless the context otherwise requires -

	(a)	a reference to a statute, statutory provision or EC Directive includes a reference to -

		(i)	that statute, provision or EC Directive as amended, re-enacted, replaced or modified on the date of this Agreement;

(ii)

any future statute, provision or EC Directive which re-enacts or replaces it provided that, as between the parties to and for the purposes of this Agreement, the re-enactment or replacement shall only apply to the extent that it does not adversely affect the rights of or obligations on any party; and

		(iii)	any order, statutory instrument, regulation or other subordinate legislation made from time to time under the relevant statute or EC Directive;

(b)

a reference to any English or Scottish legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court, official or any legal concept, state of affairs or thing shall in respect of any jurisdiction other than England or Scottish be deemed to include that which most nearly approximates in that jurisdiction to the English or Scottish legal term and a reference to any English or Scottish statute or regulation shall be construed so as to include equivalent or analogous laws of any other jurisdiction;

	(c)	a reference to a document ‘in the agreed form’ is a reference to the form of that document signed or initialled for identification purposes by or on behalf of the parties to this Agreement;

(d)

a reference to ‘writing’, or any cognate expression, is a reference to any mode of representing or reproducing words in a visible, non-transitory form (but does not include a reference to e-mail or other mode of representing or reproducing words in electronic form);

(e)

where any statement in this Agreement or in the Disclosure Letter is qualified by the expression ‘so far as the Warrantors are aware’ or ‘to the best of the knowledge of the Warrantors’, or any cognate expression, that that statement shall refer to the state of the actual knowledge at the date of this Agreement or, as applicable, at Completion of the Warrantors and shall be deemed to include the state of actual knowledge at such time of each of Edith Larivière, Walter Lojeski and Celia Norton and any such qualification shall be deemed to include an additional statement that it has been made after due and diligent enquiry of such persons;

(f)

where any Warranty is qualified by reference to materiality (including the phrase ‘in all material respects’), such reference shall be construed as a reference to materiality in the context of the business of the Group taken as a whole;

(g)	any phrase introduced by the terms ‘including’ or ‘in particular’, or any cognate expression, shall be construed as illustrative and not limiting of any preceding words;

(h)	a reference to ‘a party’ is a reference to a party to this Agreement; and

(i)

a reference to a clause or a Schedule is a reference to a clause of or a Schedule to this Agreement; a reference to a paragraph (unless otherwise stated) is a reference to a paragraph of the Schedule in which the reference appears; and a reference to this Agreement includes a reference to each Schedule.

(j)

The phrase “any trusts established by him” shall mean in the case of Andrew Francis Robert Galashan, the Galashan Discretionary Family Trust, the Francis Galashan First Trust for Children, Francis Galashan Second Trust for Children, Francis Galashan Third Trust for Children, Francis Galashan Fourth Trust for Children, and the Francis Galashan Fifth Trust for Children, and in the case of Peter Alexander Clarence Munnoch, the Munnoch Discretionary Trust.